EXHIBIT 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

dated as of August 11, 2015

by and among

ISLE OF CAPRI CASINOS, INC., as Parent,

IOC-NATCHEZ, INC., as Company,

IOC-NATCHEZ SUB, LLC, as NewCo,

CASINO HOLDING INVESTMENT PARTNERS, LLC, as Buyer

and

NATCHEZ CASINO OPCO, LLC, as Buyer Guarantor

for the purchase and sale of
all of the LLC Interests

of

IOC-NATCHEZ SUB, LLC

EXHIBITS

Exhibit A	Form of Gap Indemnification Agreement

ISLE DISCLOSURE LETTER

Section 2.3	Example Allocation Amount Calculation

Section 4.1	Jurisdictions

Section 4.2	Capitalization; Title

Section 4.3	Subsidiaries

Section 4.4(b)	No Conflict

Section 4.4(c)	Required Filings and Consents

Section 4.5	Real Property

Section 4.6	Environmental Matters

Section 4.7(a)	Permits

Section 4.7(b)	Compliance with Laws

Section 4.8	Employees

Section 4.10	Title

Section 4.11	Taxes

Section 6.5(a)	Governmental Approvals

Section 6.7(a)	Consent Payments

Section 6.13	Isle Trademarks

Section 6.16	Natchez Players List

Section 6.19(a)	Post-Closing Access

Section 11.1(a)	Assumed Contracts

Section 11.1(b)	Assumed Real Estate Leases

Section 11.1(c)	Current Assets

Section 11.1(d)	Current Liabilities

Section 11.1(e)	Excluded Contracts

Section 11.1(f)	Excluded Personal Property

Section 11.1(g)	Isle Excluded Assets

Section 11.1(h)	Knowledge of Parent

Section 11.1(i)	Knowledge of Buyer

Section 11.1(j)	Permitted Encumbrances

Section 11.1(k)	Pre-Closing Claims

Section 11.1(l)	Conveyed Motor Vehicles

Section 11.1(m)	Subject Leases

Section 11.1(n)	Ancillary Agreement

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 11, 2015, by and among Isle of Capri Casinos, Inc., a Delaware corporation (“Parent”), IOC-Natchez, Inc., a Mississippi corporation (“Company”), IOC-Natchez Sub, LLC, a Mississippi limited liability company (“NewCo”), Casino Holding Investment Partners, LLC, a Delaware limited liability company (“Buyer”) and Natchez Casino OpCo, LLC, a Mississippi limited liability company (“Buyer Guarantor”).  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 11.1.

RECITALS:

A.            Parent owns 100% of the issued and outstanding shares of capital stock of Company.

B.            Company owns 100% of the issued and outstanding limited liability company membership interests of NewCo (the “LLC Interests”).

C.            Company currently owns and operates the Casino and the Hotel Property located in Natchez, Mississippi.

D.            Pursuant to the Restructuring Transactions, Company will transfer the Conveyed Assets to NewCo at or prior to the Closing.

E.            After the completion of the Restructuring Transactions, NewCo will, subject to obtaining Third Party Consents with respect to Assumed Real Estate Leases and Assumed Contracts, own only the Conveyed Assets.

F.             Company desires to sell, transfer and assign the LLC Interests to Buyer, and Buyer desires to purchase, acquire and accept the LLC Interests from Company, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties, in consideration of the premises and of the mutual representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1          Purchase and Sale of LLC Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, but after the completion of the Restructuring Transactions, Company shall sell, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from Company, all of the LLC Interests.

Section 1.2          Certain Conveyed Assets.

(a)   Conveyed Assets.  Notwithstanding anything to the contrary, Company shall not retain at the Closing, subject to Section 1.4, any right, title and interest in, to or under the Conveyed Assets.  On the terms and subject to the conditions of this Agreement, no later than immediately prior to the Closing, Company shall, subject to obtaining any Required Releases and applicable Law, convey, assign, transfer and deliver to NewCo, as a capital contribution with respect to Company’s interest in the LLC Interests, and NewCo shall acquire and take assignment and delivery from Company of, all rights, title and interest of Company in and to the Conveyed Assets, free and clear of all Liens except for Permitted Encumbrances; provided that any conveyance of the Assumed Real Estate Leases and Assumed Contracts shall be subject to obtaining any required Third Party Consents.  Following the pre-Closing transactions provided for in the previous sentence and the other Restructuring Transactions, NewCo’s assets, subject to obtaining any Required Releases and Section 1.4, will consist solely of the Conveyed Assets.

(b)   Termination of Casino Operations.  Not later than the Closing Date, Company shall, subject to applicable Law, cease all casino operations at the Casino, including repositioning or terminating in material compliance with the WARN Act all employees of the Company, it being understood and agreed that Company may continue to employ a limited number of employees for a transition period after the Closing to wind down its operations; provided that any such continued employment shall be conducted in material compliance with the WARN Act.  Buyer acknowledges and agrees that the Gaming License is not a Conveyed Asset and Company, and shall, to the extent permitted by the Gaming Authorities, deliver the Gaming License certificate to the MGC on or before the Closing Date with instructions to the MGC that such Gaming License is irrevocably tendered to the MGC for surrender and termination thereof on the date that is three (3) weeks after the Closing Date; provided, however, if such action is not permitted by the Gaming Authorities, the Company shall in any event surrender for termination the Gaming License to the MGC no later than the date that is three (3) weeks after the Closing Date.  For the avoidance of doubt, Company shall not re-open the Casino during such three (3) week transition period.  Buyer further acknowledges that certain of the Assumed Real Estate Leases may be terminated by the respective lessors thereto upon the cessation of casino operations at the Casino.

(c)   Assumed Obligations.  On the terms and subject to the conditions of this Agreement, no later than immediately prior to the Closing, Company shall, subject to Section 1.4 and applicable Law, convey, assign, transfer and deliver to NewCo, and NewCo shall assume and agree to pay perform and discharge as and when due, the Assumed Obligations, including, for the avoidance of doubt, the Assumed Obligations set forth in the Closing Statement as finally determined in accordance with Section 2.4.

Section 1.3          Retention of Certain Assets.  Notwithstanding anything to the contrary, whether or not the same are included among the Conveyed Assets, Parent, Company, and their Affiliates may retain and use, at their own expense, archival copies of all of the Contracts and other documents, books and records of NewCo or otherwise related to the Conveyed Assets, in each case, that (a) are necessary to operate Parent’s, Company’s, or their Affiliates’ businesses, (b) Parent, Company, or their Affiliates in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Parent, Company, or any of their Affiliates or (c) Parent and/or Company in good faith determines they or any of their Affiliates are reasonably likely to need access to, in connection with any filing or report to, or investigation by, any Governmental Entity.

Section 1.4          Assignability and Consents.  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Assumed Real Estate Lease or any Assumed Obligation that by its terms or by Law is non-assignable without a Third Party Consent or is cancelable by any Person not a party hereto in the event of an assignment (a “Non-Assignable Obligation”), unless and until such Third Party Consent shall have been obtained.  With respect to each Non-Assignable Obligation, Company shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cooperate with Buyer at its request, both before and following the Closing Date in endeavoring to obtain such Third Party Consents.  To the extent permitted by applicable Law and the terms of any Non-Assignable Obligation, in the event that Third Party Consents cannot be obtained, Parent and/or Company shall cause such Non-Assignable Obligations to be held, as of and following the Closing Date, by Company for Buyer, and the covenants and obligations thereunder shall be performed by Company at Buyer’s expense (subject to Section 6.1(d)), and all benefits and obligations existing thereunder shall be for Buyer’s account (and Buyer shall promptly pay over to Parent or Company any and all documented payments required to be paid by Parent or Company or their respective Affiliates in accordance solely with the terms and provisions of any Non-Assignable Obligations in respect of periods after the Closing Date).  As of and from the Closing Date, Company shall, to the extent permitted by applicable Law and the terms of the Non-Assignable Obligations, at Buyer’s expense, perform all the obligations under the applicable Assumed Real Estate Lease or Assumed Contract which is a Non-Assignable Obligation; provided, however, that Company shall, at Buyer’s or Company’s election and subject to ARTICLE IX, terminate any applicable Assumed Real Estate Lease or Assumed Contract which is a Non-Assignable Obligation at the earliest practicable date to the extent that such Assumed Real Estate Lease or Assumed Contract which is a Non-Assignable Obligation may be terminated in accordance with its terms.

ARTICLE II

PURCHASE PRICE

Section 2.1            Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at Closing, the aggregate consideration to be paid by Buyer to Company shall be an amount equal to $11,500,000 (the “Base Purchase Price”), subject to adjustment as provided in Sections 2.1, 2.3 and 2.4 of this Agreement or as otherwise expressly adjusted herein (as adjusted, the “Purchase Price”).  On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable as follows:

(a)   Cash Payment by Buyer at Closing.  At Closing, Buyer shall pay to Company an aggregate amount in cash, by electronic transfer of immediately available funds, to an account designated by Company, equal to (i) the Base Purchase Price, minus (ii) the Deposit, plus (iii) the Adjustment Amount, if any, as provided for in Section 6.1(d), plus or minus, as applicable, (iv) the Initial Allocation Amount Adjustment, if any, as provided for in Section 2.3(b)

(collectively, the “Closing Cash Payment”).  In lieu of the final full adjustment of the Allocation Amount at Closing, the amount of the Closing Cash Payment to be delivered by Buyer at Closing shall be calculated using the Initial Allocation Amount Adjustment as determined in accordance with Section 2.3, with a subsequent Final Allocation Amount Adjustment as provided for in Section 2.4.

(b)   Other Adjustments.  Any other adjustment to the Purchase Price payable under this Agreement shall be paid as and when required hereunder.

Section 2.2            Deposit.  Simultaneously with the execution and delivery of this Agreement, Buyer has paid to Company an amount in cash, by electronic transfer of immediately available funds, to an account designated by Company, equal to $1,000,000 (the “Deposit”).  The Deposit may be commingled with Company’s or any of its Affiliates’ general funds and shall not bear interest.  In the event of termination of this Agreement, the Deposit shall be paid or retained as provided in Section 8.4.  At the Closing, the Deposit shall be credited against the payment of the Purchase Price.

Section 2.3            Initial Purchase Price Adjustments.

(a)   At least three (3) Business Days prior to the Closing Date, Company shall deliver to Buyer an estimated statement of the Allocation Amount as of the Closing Date (the “Pre-Closing Statement”), which shall be determined in accordance with the example set forth on Section 2.3 of the Isle Disclosure Letter.  The Pre-Closing Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used by Company, and consistent with the example set forth in Section 2.3 of the Isle Disclosure Letter (collectively, the “Accounting Procedures”).  The Pre-Closing Statement will contain a good faith estimate, set forth in reasonable detail, of the Allocation Amount as of the Closing Date (the “Estimated Allocation Amount”).  Company and Buyer each shall bear its own expenses in the preparation and review of the Pre-Closing Statement.

(b)   The “Initial Allocation Amount Adjustment” (which may be a positive or negative number) shall equal (i) if the Estimated Allocation Amount is greater than the Allocation Target, the positive number that is the amount of such excess (which shall increase the Closing Cash Payment pursuant to Section 2.1(a)) and (ii) if the Estimated Allocation Amount is less than the Allocation Target, the amount of such difference (the absolute value of which shall decrease the Closing Cash Payment pursuant to Section 2.1(a)).

Section 2.4            Final Purchase Price Adjustments.

(a)   As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Company an unaudited statement of the Allocation Amount as of the Closing Date (the “Closing Statement”).  The Closing Statement shall be prepared in accordance with the Accounting Procedures and shall be calculated in accordance with the Allocation Amount calculation example set forth in Section 2.3 of the Isle Disclosure Letter. The Closing Statement will set forth, in reasonable detail, the Allocation Amount as of the Closing Date (the “Closing Date Allocation Amount”).  Company and Buyer shall bear their own expenses in the preparation and review of the Closing Statement.  Parent and/or Company will use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the Closing Statement and the calculation of the Closing Date Allocation Amount, and will provide Buyer with reasonable access to any of Company’s records not otherwise available to Buyer as a result of the transactions contemplated by this Agreement, to the extent necessary for the preparation of the Closing Statement and the calculation of the Closing Date Allocation Amount.

(b)   Notwithstanding any provision in this ARTICLE II to the contrary, in preparing the Closing Statement, the following provisions shall be observed:

(i)                As of the Closing, all real and personal property Taxes and similar ad valorem obligations, except for any real property Taxes related to any of the Assumed Real Estate Leases for which the landlord is obligated to pay the Taxes in connection with such Assumed Real Estate Lease (“Property Taxes”), related to the Conveyed Assets for Tax periods beginning before and ending after the Closing Date (“Straddle Period”) shall be prorated as between Company and Buyer separately on a per diem basis as of the Closing Date using the latest available rates and assessments, and Company shall be responsible for Company’s proportionate share of such Property Taxes (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the Closing Date) (the “Company Property Tax Amount”) and Buyer being responsible for the remainder of such Property Taxes.  With respect to Property Taxes, only the Company Property Tax Amount shall be reflected on the Closing Statement as a Current Liability.

(ii)               Utility meters (which shall include water, gas, electric, sewer, fuel and the like) shall be read, to the extent such utility is metered and the respective utility companies will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with only charges attributable to the period prior to the Closing Date reflected on the Closing Statement as Current Liabilities.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing Date, with only amounts attributable to periods on and after the Closing Date reflected on the Closing Statement as Current Assets (which shall be determined on a per diem basis from the Closing to the end of the relevant period).  Charges for utilities that are unmetered, or the meters for which have not been read on the Closing Date, will be prorated as of the Closing Date, with only charges attributable to the period prior to the Closing Date reflected on the Closing Statement as Current Liabilities and with only pre-payments attributable to periods on or after the Closing Date reflected as Current Assets.

(c)   If Company shall have any disagreement with the Closing Statement, Closing Date Allocation Amount or any element of the Closing Statement relevant thereto, it shall, on or prior to twenty (20) Business Days after its receipt of the Closing Statement, notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement.  The notice of disagreement shall only include disagreements based on the Closing Statement or the Closing Date Allocation Amount not being calculated in accordance with this Section 2.4 and the definitions contained in this Agreement.  Buyer will provide Company reasonable access to all of Buyer’s and NewCo’s records not otherwise available to Company as a result of the transactions contemplated by this Agreement, to the extent Company deems necessary for Company’s review of the Closing Statement and the determination of the Closing

Date Allocation Amount.  If Company does not provide such notice of disagreement within such twenty (20) Business Day period, Company shall be deemed to have accepted the Closing Statement and the determination of the Closing Date Allocation Amount delivered by Buyer and such determination shall be final, binding and conclusive for purposes of this Agreement.  Any purported failure by Company to provide the aforementioned “reasonable detail” shall not be used as the basis for an assertion by Buyer that Company’s notice of disagreement was not timely delivered.  If any such notice of disagreement is timely provided, Buyer and Company, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of twenty (20) Business Days from the date of Company’s notice of disagreement (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the Closing Statement and the Closing Date Allocation Amount, as applicable.  If, at the end of such period, they are unable to resolve such disagreements, then upon notice by a party to the other party, KPMG, or another independent accounting firm of recognized national standing with no existing relationship to either party that is mutually agreed upon by Buyer and Company (the “Auditor”), shall resolve any remaining disagreements.  The Auditor shall determine as promptly as practicable (but in any event within sixty (60) days after its engagement), only with respect to the disagreements submitted to the Auditor, whether the Closing Statement and the Closing Date Allocation Amount were prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) the Closing Statement and the Closing Date Allocation Amount requires adjustment.  The Auditor shall promptly deliver to Buyer and Company its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Company or Buyer or (ii) between the positions of Company and Buyer.  The fees and expenses of the Auditor shall be borne by Buyer and Company as determined by the Auditor based on the inverse of the percentage that the Auditor’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to it.  For purposes of illustration only, if there were an aggregate of $100 of items in dispute and if the final written determination of the Auditor states that $80 of such items are in accordance with Company’s position and $20 of such items are in accordance with Buyer’s position, Company would bear 20% of the Auditor’s costs and expenses, on the one hand, and Buyer would bear 80% of such costs and expenses, on the other hand.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Company under any provision hereof, including ARTICLE IX, and judgment may be entered thereon in a court of competent jurisdiction.  The date on which the Closing Date Allocation Amount is finally determined in accordance with this Section 2.4 is hereinafter referred to as the “Allocation Amount Determination Date.”

(d)   Within five (5) Business Days after the Allocation Amount Determination Date, the absolute value of the amount by which the Closing Date Allocation Amount (as finally determined in accordance with this Section 2.4) is less than or greater than the Estimated Allocation Amount (the “Final Allocation Amount Adjustment”), plus accrued interest as provided herein, shall be paid in cash by wire transfer of immediately available funds from Buyer to Company (if such Closing Date Allocation Amount is greater than the Estimated Allocation Amount), or from Company to Buyer (if such Closing Date Allocation Amount is less than the Estimated Allocation Amount).

(e)   The amounts so payable to the other party pursuant to Section 2.4(d) shall accrue simple interest on the unpaid balance from and after the Closing Date until such balance is paid in full (but no interest shall be payable for the day on which such payment is made) at a per annum rate equal to the prime rate as of the Business Day immediately preceding the Closing Date, as published in The Wall Street Journal.

ARTICLE III

CLOSING

Section 3.1            Closing.  Unless this Agreement is earlier terminated pursuant to ARTICLE VIII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the LLC Interests and other transactions contemplated herein (the “Closing”), shall take place on or before the fifth (5th) Business Day following satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied or waived at the Closing (e.g., the Restructuring Transactions), but subject to their satisfaction or waiver at the Closing), at 10:00 a.m., Chicago time, in a mutually acceptable manner via facsimile (or other electronic means, including portable document format (PDF)), delivery of documents and receipt of documents previously sent by overnight courier service, or at such other place and time or on such other date as is mutually agreed to in writing by Buyer and Company (the date on which the Closing takes place being referred to herein as the “Closing Date”); provided, however, that Parent, in its sole discretion, may delay the Closing until five (5) Business Days after the expiration of any WARN Act notice period applicable to employees of Company, but in no event shall the Closing be delayed beyond the date that is seventy (70) consecutive calendar days after the date of this Agreement (the “Outside Date”).

Section 3.2            Deliveries at Closing.  The following documents will be executed and delivered by Buyer, Company and/or Parent, as applicable, at the Closing as indicated below.

(a)   LLC Interests.  At the Closing, Company shall deliver to Buyer an assignment of all of the LLC Interests, in form and substance reasonably acceptable to Buyer and Company.

(b)   Purchase Price.  At the Closing, pursuant to Section 2.1(a), Buyer shall deliver to Company the Closing Cash Payment.

(c)   Buyer Certificates.  At the Closing, Buyer shall deliver to Company the certificates required by Sections 7.3(a) and (b).

(d)   Company Certificates.  At the Closing, Company shall deliver to Buyer (i) the certificates required by Sections 7.2(a) and (b), and (ii) a certificate certifying that Company is not a foreign person within the meaning of Section 1445 of the Code and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2)(iv).

(e)   Certain Conveyed Assets.  At or prior to the Closing, Company, NewCo and Buyer shall execute and deliver such assignments, warranty deeds for the Owned Real Property, certificates/documents of title of the Conveyed Motor Vehicles, assumptions and other instruments, if any, in form and substance reasonably acceptable to Company and Buyer, to effectuate the contribution or transfer of the Conveyed Assets and assumption of the Assumed

Obligations by NewCo in accordance with Section 1.2 and otherwise complete the Restructuring Transactions.

(f)    Physical Custody of Conveyed Assets.  At or prior to the Closing, Parent and/or Company shall deliver to Buyer all keys, lock combinations, pass codes and other items necessary to provide Buyer with full access and sole physical custody to, and control of, the Conveyed Assets.

(g)   Documents for Buyer Title Insurance.  At or prior to the Closing, Company shall deliver to Buyer, at Buyer’s sole expense, an owner’s affidavit, a gap indemnification agreement in substantially the form attached hereto as Exhibit A, and other information and documents customarily and reasonably required in commercial real estate transactions for the issuance of an owner’s and lender’s title insurance policy for Buyer and its Financing Sources in connection with the Owned Real Property.

(h)   Resignation Letters.  At the Closing, Company shall deliver to Buyer resignation letters from each of the managers of NewCo from such positions, effective as of the Closing Date.

(i)    Lien Releases.  At the Closing, Company shall deliver evidence reasonably satisfactory to Buyer that all Liens upon the LLC Interests and the Conveyed Assets have been or will be released as of the Closing Date, such as a payoff letter executed by the applicable lender evidencing that, if applicable, upon repayment of the outstanding applicable indebtedness, all Liens on the LLC Interests and the Conveyed Assets securing such indebtedness thereunder shall be released and all termination statements have been filed with the Mississippi Secretary of State’s office (or such similar office in any other applicable state or jurisdiction) in accordance with the Uniform Commercial Code enacted and in effect in the State of Mississippi (or any other applicable state or jurisdiction) terminating all Liens on the Conveyed Assets and with the Office of the Chancery Clerk of Adams County, Mississippi canceling of all deeds of trust related to the Conveyed Assets (collectively, the “Required Releases”).

(j)    Consents.  At the Closing, Buyer shall deliver evidence reasonably satisfactory to Company that all consents, approvals and filings required by this Agreement have been obtained or made by Buyer.

(k)   Natchez Players List.  At the Closing, Parent and/or Company shall deliver to Buyer a copy of the Natchez Players List, in accordance with Section 6.16.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY

Each of Parent and Company represents and warrants to Buyer that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement, except as set forth herein and in the disclosure letter delivered by Parent to Buyer on the date of this Agreement (the “Isle Disclosure Letter”), as follows:

Section 4.1          Corporate Organization.  Parent is organized, validly existing and in good standing under the laws of the State of Delaware.  Company and NewCo each are organized, validly existing and in good standing under the laws of the State of Mississippi.  NewCo does not currently have, nor has NewCo ever had, any officers.  NewCo is qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a NewCo Material Adverse Effect.  Set forth in Section 4.1 of the Isle Disclosure Letter is each jurisdiction in which NewCo is qualified or licensed to do business.

Section 4.2          Capitalization; Title.  All of the LLC Interests are owned by Company.  All of the LLC Interests have been duly authorized and validly issued, and the LLC Interests are fully paid.  All of the LLC Interests have been issued in material compliance with the state and federal securities Laws.  Except for the Permitted Encumbrances and Liens that will be released at the Closing, there are no restrictions on the transfer of the LLC Interests.  Except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the LLC Interests.  There are no voting trusts or other agreements or understandings to which Parent or Company is a party with respect to the voting of the LLC Interests.  Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire the LLC Interests or any securities convertible into or exchangeable for any LLC Interests.  Except as set forth in Section 4.2 of the Isle Disclosure Letter, Company has good and valid title to the LLC Interests, free and clear of any Liens (other than Liens that will be released at the Closing and Permitted Encumbrances).  Correct and complete copies of the Organizational Documents of NewCo with all amendments thereto to the date hereof have been made available by Company or its Representatives.

Section 4.3          Subsidiaries.  Except as set forth in Section 4.3 of the Isle Disclosure Letter, NewCo does not have any Subsidiaries, nor does it own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person (other than marketable securities).  NewCo does not have any rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.

Section 4.4          Authority; No Conflict; Required Filings and Consents.

(a)   Each of Parent, Company and NewCo has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and, subject to obtaining the Third Party Consents for the Assumed Real Estate Leases and the Assumed Obligations, to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Parent, Company and NewCo and the consummation by Parent, Company and NewCo of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Parent, Company and NewCo.  This Agreement has been, and the other agreements contemplated hereby have been, or will be at Closing, as applicable, duly executed and delivered by Parent, Company and/or NewCo, and assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto, this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligations of Parent, Company and NewCo, enforceable against Parent, Company and/or NewCo in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity (the “Bankruptcy and Equity Exception”).

(b)   The execution and delivery of this Agreement by Parent, Company and/or NewCo does not, and the consummation by Parent, Company and/or NewCo of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent, Company or NewCo, (ii) except as set forth in Section 4.4(b) of the Isle Disclosure Letter, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Company or NewCo or loss of any material benefit to Company or NewCo) under, any of the terms, conditions or provisions of any Assumed Contract, or (iii) except as set forth in Section 4.4(b) of the Isle Disclosure Letter and subject to the governmental filings and other matters referred to in Section 4.4(c), violate any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate any Governmental Approval, permit, concession, franchise or license, in each case applicable to NewCo or any of its properties or assets, other than, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, accelerations, losses, contraventions, conflicts, revocations, cancellations or terminations that would not reasonably be expected to have a NewCo Material Adverse Effect.  Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company makes any representation or warranty of any nature or kind as to (A) whether the Restructuring Transactions will result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any Assumed Real Estate Lease, it being understood and agreed that certain of the Assumed Real Estate Leases may be terminated by the respective lessors thereto upon the cessation of casino operations at the Casino, or (B) whether any counterparty to any Assumed Real Estate Lease may have a claim related to the Restructuring Transactions.

(c)   Except as set forth in Section 4.4(c) of the Isle Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with a Governmental Entity or any other Governmental Approval is required by or with respect to Parent, Company and/or NewCo in connection with the execution and delivery of this Agreement by Parent, Company and NewCo or the consummation by Parent, Company and/or NewCo of the transactions that are contemplated hereby, except for (i) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (ii) such consents, approvals, orders or authorizations of, or registrations, declarations or filings related to, or arising out of, the Restructuring Transactions, including under Gaming Laws relating to the surrender of the Gaming License, and (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations (A) required of or by Buyer or any of its Affiliates or key employees (including under the Gaming Laws) or (B) the failure of which to obtain would not have a NewCo Material Adverse Effect.

Section 4.5            Real Property.  Section 4.5 of the Isle Disclosure Letter contains a correct and complete list of all real property owned by Company (the “Owned Real Property”).  Section 4.5 of the Isle Disclosure Letter also contains a correct and complete list of all real property leases pursuant to which Company leases real property (the “Leased Real Property”) and, except as set forth on Section 4.5 of the Isle Disclosure Letter, Company has provided Buyer with complete copies of such leases including all amendments and addendums thereto.  The Leased Real Property constitutes all real property leased by Company.  Company, prior to the Restructuring Transactions and the giving of any notice of termination of any lease governing the Leased Real Property, (i) is not in default on any of the leases governing the Leased Real Property and (ii) has complied in all material respects with the leases governing the Leased Real Property.

Section 4.6            Environmental Matters.  Except as set forth in Section 4.6 of the Isle Disclosure Letter:

(a)   Company and NewCo are in material compliance with all Environmental Laws governing the Conveyed Assets.

(b)   Company and NewCo have obtained and are in material compliance with all Environmental Permits necessary to conduct the business and operations as currently conducted by Company and NewCo.

(c)   There are no pending or, to the Knowledge of Parent, claim(s) threatened in writing or Legal Proceedings against Company or NewCo alleging noncompliance with or Liability under any Environmental Laws.

(d)   All underground storage tanks identified in the Environmental Report and located on or under any portion of the Owned Real Property or the demised property under the Assumed Real Estate Leases are in material compliance with all applicable Laws pertaining to underground storage tanks and, to the Knowledge of Parent, there are no other underground storage tanks located on or under any portion of the Owned Real Property or the demised property under the Assumed Real Estate Leases.

This Section 4.6 represents the sole and exclusive representations and warranties of Parent and Company regarding environmental matters and Environmental Laws.

Section 4.7            Permits; Compliance with Laws.

(a)   Company holds all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities necessary to conduct the business and operations of the Hotel Property as currently conducted prior to the Restructuring Transactions (the “Company Permits”), each of which is in full force and effect in all material respects as of the date of this Agreement.  Section 4.7(a) of the Isle Disclosure Letter contains a correct and complete list of all material Company Permits.  Other than the Company Permits, no other material permits, consents, licenses, orders, certificates, registrations, franchises, approvals or similar rights and authorizations are required to be owned or possessed by Company to conduct the business and operations of the Hotel Property as currently conducted prior to the Restructuring Transactions.

(b)   Except as set forth in Section 4.7(b) of the Isle Disclosure Letter, the current operations of Company, prior to the Restructuring Transactions, are being conducted in material compliance with any applicable Law of any Governmental Entity.  Company has not received a written notice of or been charged with any material violation of any Laws in connection with the operations of Company, except for any such violations that have been previously resolved.  Notwithstanding anything contained in this Section 4.7, the representations contained in this Section 4.7 do not concern environmental matters, labor matters, employee benefits or Taxes, all of which are the subject of specific representations in Sections 4.6, 4.8 and 4.11.

Section 4.8            Employees.

(a)   Except as set forth in Section 4.8(a) of the Isle Disclosure Letter, (i) NewCo is not a party to or bound by any union contract, collective bargaining agreement or employment contract and (ii) NewCo has not agreed to recognize any union or other collective bargaining unit.

(b)   NewCo does not currently employ, nor has NewCo ever employed, any employees.

(c)   As of the Closing, the Company has complied in all material respects with the WARN Act with respect to all employees of Company, including the giving of any required notice thereunder.

Section 4.9            Brokers.  Neither Parent, Company, NewCo nor any of their respective Representatives or Affiliates have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, sales commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.10       Title; Reorganization.

(a)   Except as set forth in Section 4.10 of the Isle Disclosure Letter, Company has, prior to the completion of the Restructuring Transactions, good and valid title to the Conveyed Assets, in each case free and clear of any Liens (other than Liens that will be released at the Closing and Permitted Encumbrances).

(b)   After the completion of the Restructuring Transactions and subject to obtaining the Required Releases, NewCo will have at the Closing good and valid title to the tangible Conveyed Assets, in each case free and clear of any Liens (other than Permitted Encumbrances).

(c)   As a result of the Restructuring Transactions and subject to obtaining the Required Releases and Section 1.4, Company will have assigned to NewCo prior to the Closing all of its rights under the Assumed Real Property Leases and Assumed Contracts, subject to obtaining any Third Party Consents.

Section 4.11       Taxes.  Except as set forth in Section 4.11 of the Isle Disclosure Letter:

(a)   All material Tax Returns required to be filed by, or with respect to, the Company or NewCo or with respect to the Conveyed Assets for any tax periods ending on or prior to the Closing Date have been or will be duly and timely filed with the appropriate Taxing Authorities, and all such Tax Returns are or shall be correct and complete in all material respects. All Liabilities for Taxes shown to be due on such Tax Returns for all taxable years or periods relating to such Tax Returns have been timely paid in full or will be paid in full on or prior to the Closing Date.  NewCo is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)   No party has filed any election for NewCo to be treated as an association taxable as a corporation for U.S. federal, state or local tax purposes.

(c)   Company and NewCo have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)   Neither Parent, Company nor NewCo have received any written notice of deficiency or assessment from any Taxing Authority with respect to Company or NewCo or with respect to the Conveyed Assets that has not been fully paid or finally settled.  Neither Parent, Company nor NewCo has granted any extension of the statute of limitation for the assessment or collection of Taxes with respect to the Company or NewCo or with respect to the Conveyed Assets, which extension is currently in effect.

(e)   No federal, state, local, or non-United States tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company or NewCo or the Conveyed Assets. Neither Parent, Company, nor NewCo has received from any federal, state, local, or non-United States Taxing Authority (including jurisdictions where Company or NewCo has not filed Tax Returns) any written notice indicating an intent to open an audit or other review with respect to Taxes of Company or NewCo or with respect to the Conveyed Assets.  There is no dispute concerning any Tax Liability of Company or NewCo or with respect to the Conveyed Assets either claimed or raised by any Taxing Authority in writing.

(f)    NewCo is not a party to or bound by any Tax allocation or sharing agreement, Tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than by reason of customary provisions in any Contract with third parties entered into in the Ordinary Course of Business the principal purpose of which does not relate to Tax.

(g)   There are no Liens for Taxes upon NewCo or upon any of the Conveyed Assets, except for Permitted Encumbrances.

(h)   Company is not a “foreign person” within the meaning of Section 1445 of the Code.

The representations in this Section 4.11 (other than subsection (f)) may only be relied upon for purposes of liabilities for Pre-Closing Tax Periods.

Section 4.12         Contracts and Leases.  Neither Company, NewCo, nor to the Knowledge of Parent, any other party, is in default under any obligation of any Assumed Contract or any Assumed Real Estate Lease prior to the Restructuring Transactions, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Assumed Contract or any Assumed Real Estate Lease prior to the Restructuring Transactions, except for breaches or defaults, individually or in the aggregate, that would not reasonably be expected to have a NewCo Material Adverse Effect.

Section 4.13         Disclaimer of Other Representations and Warranties.  Parent and its Affiliates do not make and have not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by any of Parent or its Affiliates to make any representations or warranties relating to Parent or any of its Affiliates or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by any of Parent or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent and Company that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement, as follows:

Section 5.1            Organization.  Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Buyer Material Adverse Effect.

Section 5.2          Authority; No Conflict; Required Filings and Consents.

(a)   Buyer has all requisite power and authority (including legal capacity) to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Buyer and the consummation by Buyer of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been, and the other agreements contemplated hereby have been or will be at Closing, as applicable, duly executed and delivered by Buyer, and, assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto, this Agreement constitutes, and the other agreements contemplated hereby will constitute at Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

(b)   The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer and its Affiliates of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of their respective Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Buyer or any of its Affiliates or loss of any material benefit to Buyer or any of its Affiliates) under, any of the terms, conditions or provisions of any bond, mortgage, indenture, lease, license, or other Contract or obligation to which Buyer is a party or by which Buyer or any of its Affiliates or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referenced in Section 5.2(c), any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate, any regulatory or governmental permit, concession, franchise or license, in each case, applicable to Buyer or any of its Affiliates or any of their respective properties or assets, other than in the case of clauses (ii) and (iii), for such breaches, violations or defaults, that would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions that are contemplated hereby.

Section 5.3            Brokers.  Neither Buyer nor any of its Affiliates or Representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Buyer shall be solely responsible for any and all fees or commissions of Rice, Voelker LLC related to the transactions contemplated by this Agreement.

Section 5.4            Litigation.  There are no actions, claims, suits or proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates or to which Buyer or any of its Affiliates is otherwise a party before any Governmental Entity, that, if determined adversely, would reasonably be expected to prevent or materially delay Buyer or any of its Affiliates from completing any of the transactions contemplated by this Agreement.  Neither Buyer nor any of its Affiliates is subject to any Order, except to the extent the same would not have a material adverse effect on the ability of Buyer or any of its Affiliates to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.5            Financing.  Buyer has as of the date hereof, and Buyer will have available on the Closing Date, pursuant to the terms of a credit agreement with respect to the Financing, immediately available funds sufficient to enable Buyer to fully fund all of Buyer’s obligations under this Agreement, including payment of the Purchase Price and payment of all fees and expenses of Buyer related to the transactions contemplated by this Agreement, which funds will be paid from cash on hand and/or the proceeds of irrevocable firm commitments for debt financing that are in full force and effect as of the date hereof (the “Financing”).  Buyer has previously delivered to Company correct and complete written evidence of the Financing in the form of a firm commitment letter or letters or other evidence of the Financing in a form satisfactory to Parent.  Buyer, on behalf of itself and its Affiliates, expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition precedent or any other contingency, other than the conditions set forth in Sections 7.1 and 7.2.

Section 5.6            Investment Intent.  Buyer is acquiring the LLC Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof other than in compliance with the Securities Act.  Buyer further acknowledges that the LLC Interests are restricted securities that have not been registered under the Securities Act and may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer (a) is pursuant to an effective registration statement under the Securities Act or (b) is exempt from the provisions of Section 5 of the Securities Act.  Buyer will be as of the Closing, an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act.

Section 5.7            Ability to Bear Risk.  The financial situation of Buyer is such that it can afford to (a) bear the economic risk of holding the LLC Interests for an indefinite period and (b) suffer the complete loss of its investment in the LLC Interests.  Buyer acknowledges that, as a result of the Restructuring Transactions, NewCo will only hold the discrete assets constituting the Conveyed Assets.  In addition, NewCo will not have any employees.  Consequently, Buyer acknowledges and agrees that it is not acquiring all of the assets or employees necessary to conduct the Hotel Property as a going concern, it being acknowledged and agreed that Buyer intends to cause NewCo to suspend the operations of the Hotel Property on or about the Closing Date.

Section 5.8            Governmental Approvals.  Prior to the date hereof, (i) Buyer and its Affiliates and their respective Representatives filed with the MGC a correct and complete application for approval of the Financing that complies with applicable Gaming Laws, (ii) Buyer and its Affiliates have complied with any request of the MGC related to such applications, and (iii) Financing Approvals have been obtained.  No other consent, approval, order or authorization of, or registration, declaration or filing with, a Governmental Entity or any other Person is required by or with respect to Buyer or its Affiliates or Related Persons in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions that are contemplated hereby or by the Financing other than such filings as are necessary to grant security interests to lenders in connection with the Financing.

Section 5.9            Trade Compliance.

(a)   Neither Buyer nor any of its Related Persons is a Person (i) with which Persons subject to U.S. jurisdiction are prohibited from or restricted in dealing, pursuant to Laws related to money laundering, terrorism, export controls, trade embargoes, or economic sanctions, or (ii) otherwise targeted by applicable Laws related to money laundering, terrorism, export controls, trade embargoes, or economic sanctions.

(b)   The operations of Buyer and its Related Persons are and have been conducted at all times, in compliance in all material respects with the U.S. International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, the U.S. Bank Secrecy Act, the U.S. Money Laundering Control Act of 1986, as amended, the USA PATRIOT Act, the U.S. Foreign Corrupt Practices Act, the U.S. International Emergency Economic Powers Act, all regulations promulgated under any of the foregoing, and all similar Laws, to the extent that such Laws are applicable to Parent, Company, NewCo, Buyer, or Buyer’s Related Persons, and Buyer and its Related Persons have not engaged in the negotiation, execution, or performance of this Agreement in any conduct that would cause Parent, Company or their Affiliates to be in violation of any of the foregoing Laws.  Without limiting the foregoing, none of Buyer, its Related Persons, and the directors, officers, or employees of Buyer or its Related Persons (i) has been convicted or charged with a felony relating to money laundering or a violation of any of the foregoing Laws or (ii) is under investigation by any Governmental Entity relating to money laundering or a violation of any of the foregoing Laws.  In addition, none of the cash (or other property, if any) that Buyer has paid or will pay, has invested or will invest, or has contributed or will contribute, pursuant to this Agreement has been or shall be blocked or frozen by operation of Law or is otherwise derived from illegal activity.

Section 5.10         Compliance with Regulators.

(a)   Neither Buyer nor any of its Representatives or Affiliates has ever been denied, or had limited, terminated, suspended or revoked, a gaming license by a Governmental Entity or Gaming Authority.  Buyer and its Representatives and Affiliates are in good standing with the Gaming Authorities in each of the jurisdictions in which Buyer or any its Affiliates owns or operates gaming facilities.  There are no facts that, if known to the regulators under the Gaming Laws, would be reasonably likely to result in the denial, limitation, termination, suspension or revocation of a gaming license.

(b)   There are no facts that, if known to the regulators under the Gaming Laws, would (i) be reasonably likely to result in a denial, restriction, termination, suspension, revocation or non-renewal of a gaming license, approval, consent or waiver required from a Gaming Authority to consummate the transactions contemplated hereby or (ii) be reasonably likely to negatively impact, or cause a delay under, any approval proceeding required by a Gaming Authority to consummate the transactions contemplated hereby.

Section 5.11         Disclaimer of Other Representations or Warranties.  Buyer does not make and has not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by Buyer to make any representations or warranties relating to Buyer or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer.  Buyer has not and will not rely on any representation or warranty other than those expressly provided in ARTICLE IV.

ARTICLE VI

COVENANTS

Section 6.1            Conduct of Business of Company and NewCo.

(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing, subject to the limitations set forth below, Company shall (in each case, except as otherwise contemplated by this Agreement, required by applicable Law, or to the extent that Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned), or shall cause NewCo to, and Newco shall, maintain the Conveyed Assets in their current repair and condition in all material respects, ordinary wear and tear excepted.  Parent shall cause Company and/or NewCo to, and Company and Newco shall, comply in all material respects with all applicable Laws of any Governmental Entity related thereto.

(b)   Notwithstanding anything to the contrary contained in this Agreement and for the avoidance of doubt, nothing shall preclude Parent, Company or Newco from taking any action that relates to the Restructuring Transactions, including repositioning or terminating any employee, assigning, amending or terminating any Contract or any intercompany transactions or that otherwise relates to the preparation of the Conveyed Assets for transfer to NewCo and the sale and transfer of the LLC Interests to Buyer at Closing as contemplated by this Agreement, including causing Company to take any and all necessary actions to terminate or surrender its Gaming License to the Gaming Authorities in accordance with Section 1.2(b).

(c)   Notwithstanding anything to the contrary contained in this Agreement and for the avoidance of doubt, nothing shall prohibit Parent, Company or their Affiliates from time to time from (i) sweeping cash from the accounts of Company and/or NewCo, including Company and/or NewCo making any distributions or dividends in furtherance thereof, and retaining such cash for Parent’s own account or the account of any of its Affiliates, (ii) paying or otherwise settling, or causing Company and/or NewCo to pay or otherwise settle, any intercompany balances among Company and/or NewCo or between Parent or any Affiliate of Parent, on the one hand, and Company and/or NewCo, on the other hand, up until the completion of the Closing, (iii) assigning, amending or terminating any Contract or any intercompany transactions, (iv) removing from the Hotel Property any property or items containing any Isle Trademark or any other Isle Excluded Asset, or (v) ceasing to accept, cancelling or modifying any reservations related to the Hotel Property whether related to the period before or after the Closing Date.

(d)   Notwithstanding anything to the contrary contained in this Agreement, Parent and/or Company shall, unless otherwise mutually agreed to in writing by Buyer and Parent, give a notice of termination for all Subject Leases at or prior to the Closing.  In the event Parent and/or Company gives such notice of termination of any or all of the Subject Leases (each a “Pre-Closing Terminated Lease”), Buyer shall pay to Company at the Closing, in accordance with Section 2.1(a)(iii), an amount in cash equal to (i) the amount sufficient to pay all rental payments (and to the extent required by any such Pre-Closing Terminated Lease, payments of insurance premiums and real property ad valorem taxes) for the period from and after the Closing Date and lasting through the effective date of the earliest possible termination permitted by such Pre-Closing Terminated Lease and (ii) an amount sufficient to cover any other required charges that accrue in accordance with the terms of any such Pre-Closing Terminated Lease (including utilities, repair and maintenance) for the period from and after the Closing Date and lasting through the effective date of the earliest possible termination permitted by such Pre-Closing Terminated Lease (the “Adjustment Amount”); provided, however, in no event shall the Adjustment Amount exceed in the aggregate $456,720.  The Adjustment Amount shall be determined in good faith by Parent, and Buyer shall have the opportunity to review and comment on such calculation.  After the Closing Date, Company shall pay as and when due under the terms of the Pre-Closing Terminated Lease(s) or otherwise discharge all rental payments, insurance premiums, real property ad valorem taxes and any other required charges that accrue in accordance with the terms of the Pre-Closing Terminated Lease(s) (including utilities, repairs and maintenance) during the period from the Closing Date through the earliest possible termination date identified in the notice of termination under each Pre-Closing Terminated Lease.

Section 6.2            Notice; Cure.

(a)   Parent, Company, NewCo, Buyer and their respective Affiliates shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, Company, NewCo or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Parent or Buyer contained in this Agreement.  Nothing contained in Section 6.1 shall prevent Parent and/or Company from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.

(b)   Parent, Company and NewCo shall have the obligation from time to time prior to the Closing to supplement or amend the Isle Disclosure Letter with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Isle Disclosure Letter.  Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of ARTICLE IX but will not be deemed to have cured any such breach made in this Agreement nor to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in ARTICLE VII hereof have been satisfied.

Section 6.3            Public Company Parent.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to prohibit or restrict any action by Parent or its Affiliates or Representatives with respect to any Parent Matter (including furnishing any information in furtherance of, entering into and participating in discussions or negotiations with respect to, recommending, otherwise seeking to facilitate or implement, or entering into a definitive agreement providing for or consummating, a transaction relating to any Parent Matter) and any such actions shall not in and of themselves whatsoever constitute a breach of this Agreement.  As used herein, “Parent Matter” means (i) any issuance or sale of debt or equity securities of Parent or its Affiliates (other than NewCo), (ii) a merger, consolidation, share exchange, business combination or similar transaction involving Parent or its Affiliates

(provided, however, that any such Parent Matter shall not relieve Parent or its Affiliates of their obligations under this Agreement), or (iii) any sale, exchange or other disposition of any asset or property of Parent or its Affiliates other than the sale of a direct interest in the Conveyed Assets or a direct interest in the LLC Interests to an unaffiliated third party.

Section 6.4            Access to Properties and Records.

(a)   Upon reasonable notice, and subject to applicable Law (including antitrust Laws and Gaming Laws), Parent shall afford, and shall cause Company to afford, Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing, to the Books and Records, Contracts and other material information to the extent related to the Conveyed Assets and, during such period, Parent and/or Company shall furnish promptly to Buyer all material information to the extent concerning the Conveyed Assets as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that:  (i) Buyer shall not initiate contact with employees or other Representatives of Parent or Company, or access the Vessel, Casino, Hotel Property or any other property of Company, without the prior written consent of Parent’s Vice President, Finance & Strategy; (ii) Buyer shall provide Parent’s Vice President, Finance & Strategy, with at least twenty-four (24) hours prior notice of any request to conduct any Inspection of the Hotel Property or any other property of Company or to contact any employee of the Parent or Company; (iii) if Parent so requests, Buyer’s Representatives shall be accompanied by a Representative of Parent or Company on any Inspection; (iv) Buyer’s Representatives shall not be entitled to perform any intrusive testing of any nature with respect to any portion of the Hotel Property or any other property of Company without Parent’s prior written consent; (v) Buyer shall not unreasonably interfere with the operation and support of the business located at the Hotel Property or any other property of Company; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Hotel Property or any other property arising from or caused by such Inspection, and shall reimburse Parent and/or Company for any loss arising from or caused by any Inspection, and restore the Hotel Property or other property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Parent and its Affiliates from and against any personal injury or property damage claims or other Losses incurred by any of them arising or resulting therefrom; (vii) neither Parent nor Company shall be required to provide access to any materials if the same could jeopardize an attorney-client privilege or other applicable privilege in favor of Parent or its Affiliates; and (viii) in no event shall the results of any such Inspection or Buyer’s satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Conveyed Assets on an “As Is, Where Is” basis as set forth in Section 10.1; provided, that, prior to Closing, neither Parent nor Company shall be required to make the Natchez Players List or any other competitive information (or any portion thereof) available to Buyer or its Representatives; provided, further, that Parent shall not be required to make available any information related to Parent’s operations, businesses and properties other than with respect to NewCo or the Conveyed Assets.

(b)   Buyer will hold and cause its Representatives to hold all such information furnished to it by or on behalf of Parent or Company in confidence (in addition to any other information that is disclosed from Buyer’s or Buyer’s Representative’s Inspection) upon the same terms as the Confidentiality Agreements.  This Section 6.4(b) and the Confidentiality

Agreements shall survive the Closing and continue in full force and effect thereafter.  Notwithstanding anything to the contrary, Buyer and Parent agree that in the event any proprietary information or knowledge relating to any hotel, casino or other property of Parent or its Affiliates (other than the Conveyed Assets) is obtained, revealed or otherwise made known to Buyer, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with this Section 6.4(b) and the Confidentiality Agreements.

Section 6.5            Governmental Approvals.

(a)   Buyer, Company and their respective Affiliates shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Company or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, (iii) obtain any consents set forth on Section 6.5(a) of the Isle Disclosure Letter, and (iv) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) Gaming Laws and (C) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.

(b)   With respect to all filings, the parties hereto and their respective Representatives and Affiliates shall act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications and documents as may be required, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentences.  Parent and its Affiliates shall have the right to review in advance and, to the extent practicable, Buyer will consult Parent and its Affiliates on (in each case, subject to applicable Laws relating to the exchange of information) all the information relating to Parent and its Affiliates which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions related to this Agreement.  Notwithstanding anything in this Section 6.5 to the contrary, no party shall be required hereunder to furnish to the other party hereto any non-public financial information, proprietary information, personal information or other confidential information regarding the officers, directors, employees, partners, shareholders of it or any of its Affiliates if such information is submitted on a confidential basis to any Governmental Entity or members of their respective staffs, whether contained in the applicable disclosure forms, business entity forms or otherwise.

(c)   Subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), the parties hereto and their respective Affiliates shall promptly advise each other upon receiving (i) any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this

Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed, or (ii) any communication from any Governmental Entity or any other Person (A) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement, or (B) seeking to restrain or prohibit the consummation of the Closing.

Section 6.6            Publicity.  Neither Parent nor Buyer (nor their respective Affiliates) shall issue any press release or make any such public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as may be required by applicable Law (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or any indenture under which outstanding indebtedness has been issued.  Parent and Buyer shall consult with each other, to the extent reasonably practicable, before issuing any such press release or other public statement and shall provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any such press release or other public statement.  Notwithstanding anything to the contrary herein, Parent and its respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Parent and do not reveal non-public information relating to the other party.

Section 6.7            Further Assurances and Actions.

(a)   Subject to the terms and conditions herein (including Section 1.4), each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts (i) to obtain all consents, including those described in Section 4.4 or the applicable disclosure schedules thereto, as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement; provided, however, that such efforts shall not require Parent or any of its Affiliates (other than NewCo) to remain secondarily or contingently liable for any Liability to obtain any such consent; provided, further, that, except as set forth in Section 6.7(a) of the Isle Disclosure Letter, no party hereto shall be required to make any payments to any counterparty to a Contract in order to obtain such consents unless required pursuant to the express terms and conditions of the applicable Contract as in effect as of the date hereof.

(b)   In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with title to the LLC Interests or to vest NewCo with title to the Conveyed Assets (or to record or evidence the same), the proper officers and/or directors of the parties hereto and their respective Affiliates shall take all action reasonably necessary (including executing and delivering further assignments) to effect the same; provided, that if such action is necessary due to events or circumstances particular to Buyer or any of its Affiliates, Buyer shall bear the full cost of such action.

(c)   Upon Parent’s or Company’s reasonable request, Buyer shall afford, and shall cause NewCo to afford, Parent’s or Company’s Representatives reasonable access, during normal business hours at any time after the Closing, to the books and records of NewCo required by Parent, Company or their Affiliates in connection with any filing with a Governmental Entity (including Tax Returns and filings under the Exchange Act and other applicable securities laws) in respect of the period on or prior to the Closing Date.

Section 6.8            Tax Matters.

(a)   Tax Returns.

(i)                Except as provided in Section 6.8(e), Company shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Conveyed Assets and NewCo for any taxable periods ending on or before the Closing Date.  Subject to Parent’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by NewCo or exclusively with respect to the Conveyed Assets for any Straddle Period, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)               None of Buyer or any of its Affiliates shall (or after the Closing, shall cause or permit NewCo to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, or make or change any Tax elections or change of accounting methods that have retroactive effect, relating in whole or in part to NewCo with respect to any Pre-Closing Tax Period without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(b)   Proration.  For purposes of ARTICLE IX, in the case of any Straddle Period, the portion of any Taxes of NewCo, or with respect to the Conveyed Assets (except for any real property Taxes related to any of the Assumed Real Estate Leases for which the landlord is obligated to pay the Taxes in connection with such Assumed Real Estate Lease), that is allocable to the Pre-Closing Tax Period shall equal:

(i)                in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the product of the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) and a fraction, the numerator of which is the number of calendar days in the Straddle Period that elapsed through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and

(ii)               in the case of Taxes not described in clause (i) above, the amount computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

(c)   Tax Indemnification Procedures; Contest Provisions.

(i)                Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Claim”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to ARTICLE IX.

(ii)               Notwithstanding Sections 9.5 and 9.6, Parent shall have the sole right to control and to represent the interests of NewCo, if applicable, in and with respect to any Tax Claim or administrative or court proceeding relating to Taxes of NewCo or with respect to the Conveyed Assets for a Pre-Closing Tax Period, including with respect to any settlement or other resolution of such Tax Claim or proceeding, and to employ counsel of its own choice for such purpose.  Parent shall be entitled to participate in any Tax Claim or administrative or court proceeding relating to a Straddle Period (such participation shall include, but not be limited to, Buyer offering Parent a reasonable opportunity to comment before submitting any written material in connection with such Tax Claim or proceeding), and Buyer and Parent shall bear the expenses of such Tax Claim or administrative or court proceeding proportionately to the portion of Taxes for which each party is responsible under Section 6.8(b).  Notwithstanding the immediately foregoing sentence, Parent may, with Buyer’s consent and at Parent’s sole expense, assume the entire control of such Tax Claim or administrative or court proceeding relating to a Straddle Period.  From and after the Closing, none of Buyer, NewCo or any of their respective Affiliates shall settle or compromise, or agree to settle or compromise, any Tax Claim related to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)              Pro-rated Taxes.  Company shall pay over to Buyer Company’s share of any pro-rated Taxes computed under Section 6.8(b) no later than fifteen (15) days prior to the due date for the payment of such Taxes to the relevant Taxing Authority, provided, however, that Company shall have no obligation to pay over to Buyer under this Section 6.8(c)(iii) the Company Property Tax Amount reflected on the Closing Statement as a Current Liability under Section 2.4(b)(i).  Company’s obligations to remit pro-rated Taxes under Section 6.8(c)(iii) shall not be subject to the Threshold or the Cap under Section 9.7.

(iv)             Transferee Liability Indemnification.  Notwithstanding anything in this Agreement to the contrary, Parent and Company shall unconditionally and fully indemnify, save and hold harmless Buyer and NewCo for any Taxes of Parent or the Company, or with respect to the Conveyed Assets, for a Pre-Closing Tax Period that are attributable to NewCo or Buyer’s status as a purchaser, successor, assignee or transferee of the Conveyed Assets or of all or any portion of Company’s or NewCo’s assets or business operations (“Transferee Liability”).  For the avoidance of doubt, Transferee Liability shall not include any Transfer Taxes contemplated in Section 6.8(e).  In the event any Taxing Authority shall file any lien or other encumbrance upon any Conveyed Asset or any of Buyer’s other assets related to any Taxes which would be subject to this Transferee Liability indemnification, such lien or encumbrance shall constitute a Transferee Liability.  Seller shall immediately upon notice from Buyer or NewCo take all commercially reasonable actions necessary to satisfy and remove said lien or encumbrance, and shall unconditionally and fully indemnify, save and hold harmless Buyer and NewCo for any reasonable legal fees, costs or other expenses incurred as a result thereof.  Buyer’s right to demand such indemnification shall survive until the termination of the applicable statute of limitations and shall not be limited by the Threshold or the Cap.

(d)   Tax Refunds.  Any Tax refund or credit (including any interest paid or credited with respect thereto) that is received by Buyer, NewCo or any Affiliate of Buyer, and any amount credited against Tax to which Buyer, NewCo or any Affiliate of Buyer become entitled, that relate to Taxes of NewCo or with respect to the Conveyed Assets for any Pre-Closing Tax Period shall be for the account of Company, and Buyer shall pay over to Company any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.  Any Tax refunds or credits for any Straddle Period shall be equitably apportioned between Company and Buyer in accordance with the principles set forth in Section 6.8(b).  Upon the written request of Parent or Company, Buyer shall file (or cause to be filed) any Tax Returns (including amended Tax Returns) or other documents necessary (at Company’s expense) for claiming any refunds for Taxes to which Company is entitled pursuant to this Section 6.8(d).  Buyer shall have no obligation to file or cause to be filed any amended Tax Returns if it determines in good faith that the filing of such Tax Return would materially prejudice it, NewCo or any Affiliate of Buyer, or that such filing would likely subject it to any civil or criminal penalty if such amended Tax Return were challenged by the applicable Taxing Authority.

(e)   Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer, mansion or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the consummation of the transactions contemplated in this Agreement, including the Restructuring Transactions (collectively, the “Transfer Taxes”), shall be borne by Buyer. Transfer Taxes shall not include any income or capital gains taxes related to any gain or other income recognition event which Parent or Company might realize or recognize as a result of the transactions contemplated in this Agreement, including the Restructuring Transactions.  Buyer shall indemnify, defend and hold harmless Company and its Affiliates with respect to such Transfer Taxes.  Buyer will, at its own expense, prepare all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Company will join in the execution of any such Tax Returns and other documentation.

(f)    Purchase Price Allocation.  Parent shall prepare an allocation of the Purchase Price among the Conveyed Assets in accordance with applicable Tax laws (including Code sec. 1060 and the Treasury Regulations promulgated thereunder, and any similar provision of state, local, or non-U.S. law, as appropriate) (the “Purchase Price Allocation”). Parent shall deliver the Purchase Price Allocation to Buyer within thirty (30) days after the Allocation Amount Determination Date.  Buyer shall have twenty (20) days following receipt of the Purchase Price Allocation to object in writing to same, after which the parties shall in good faith attempt to resolve the issues in dispute.  If such efforts shall not produce an agreement within twenty (20) days, the parties shall utilize the procedures set forth in Section 2.4(c) regarding the use of a national accounting firm to resolve those differences (in which case the allocation of the

Purchase Price determined by the Auditor, and not the allocation delivered by Parent to Buyer, shall constitute the “Purchase Price Allocation”).  With respect to the Purchase Price Allocation, Parent, Company Buyer, NewCo and its Affiliates shall each (i) be bound by the Purchase Price Allocation, (ii) act in accordance with the Purchase Price Allocation in the preparation and proper and timely filing of all Tax Returns (including, without limitation, IRS Form 8594) and in the course of any Tax Claim, Tax audit or Tax review, and (iii) take no position inconsistent with the Purchase Price Allocation for federal and state income Tax purposes, except to the extent otherwise required by a final determination of any applicable Taxing Authority. Any adjustments to the Purchase Price shall be allocated as provided by Treasury Regulations section 1.1060-1(c).

Section 6.9            Tax Records.  For a period of seven (7) years after Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Parent and/or Company, and Parent and/or Company shall furnish or cause to be furnished to Buyer, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the business of NewCo and the Conveyed Assets (including access to books and records) for any Pre-Closing Tax Periods as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.  Parent, Company and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding relating to Taxes of NewCo or with respect to the Conveyed Assets for any Pre-Closing Tax Periods.  Buyer shall retain the books and records of NewCo delivered to Buyer in accordance with this provision for a period of seven (7) years after Closing.

Section 6.10         Insurance Policies.

(a)   Parent’s and/or Company’s fire and casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies shall cease to provide coverage for the Conveyed Assets, NewCo and its business, assets, officers and directors (collectively, the “NewCo Insureds”) on or after the Closing Date, and any refunded premiums shall be retained by Parent and/or Company.  Buyer will be solely responsible for acquiring and placing fire and casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies for the NewCo Insureds for all periods on and after the Closing Date.  Buyer acknowledges that all insurance policies or proceeds thereof, or receivables or indemnities coverage thereunder, of Company or any of its Affiliates (the “Seller Insurance Policies”) are Isle Excluded Assets and, following the Closing, no claims may be brought by Buyer or NewCo against any Seller Insurance Policy regardless of whether the events underlying such claim arose prior to, on or after the Closing.

(b)   Buyer shall, and shall cause its Affiliates to, upon request by and at the expense of Company or its Affiliates, reasonably cooperate in connection with Legal Proceedings that constitute Pre-Closing Claims and shall assist and cooperate in asserting or submitting claims relating to Pre-Closing Claims or any other Liabilities to the extent of the insurance coverage available to Company under the Seller Insurance Policies for periods prior to the Closing.  Buyer’s obligation to cooperate with Company pursuant to this Section 6.10(b) shall include allowing Company or its Affiliates, or Parent’s and/or Company’s insurers or insurance adjustors, or their respective Representatives, reasonable access to the Owned Real Property and the Books and Records on or after the Closing for the purposes described herein.

(c)   Buyer shall promptly notify Parent in writing of any Pre-Closing Claim or any other Liability that Buyer believes may be covered by the Seller Insurance Policies of which it has knowledge or acquires knowledge on or after the Closing Date.

Section 6.11         Certain Notifications.  From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Parent, Company and Buyer shall promptly notify the other party hereto in writing upon obtaining knowledge of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in ARTICLE VII.

Section 6.12         No Control.  Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the operations or affairs of Company, NewCo or the Conveyed Assets.  Until the Closing, the operations and affairs of NewCo and the Conveyed Assets are the sole responsibility of and under Company’s and NewCo’s, as applicable, complete control, except as provided for in this Agreement.

Section 6.13         Isle Trademarks.  Buyer and its Affiliates acknowledge that they are not purchasing or acquiring, directly or indirectly, any right, title or interest in and to the name “Isle of Capri Casino,” “Isle of Capri Hotel,” “Isle of Capri,” “Isle of Capri Casino Hotel Natchez,” “Isle” or any other trademark or trade names of Parent or its Affiliates (including Company and NewCo), including any of those trademarks set forth in Section 6.13 of the Isle Disclosure Letter or any variation thereof (collectively, the “Isle Trademarks”), or any logo that contains any Isle Trademarks (whether or not such trademarks or trade names can be removed from such logo) or any other Excluded Intellectual Property.  For the avoidance of doubt, Buyer and its Affiliates shall not be permitted in any manner at any time to use any websites, rights to Uniform Resource Locators (URLs), website addresses, domain names or any content associated therewith or use or maintain any social media accounts (e.g., Facebook, Twitter, etc.) relating to the Isle Trademarks or other Excluded Intellectual Property.  Subject to the terms and conditions set forth in this Section 6.13, Buyer shall have a period of fifteen (15) days after the Closing Date to remove or conceal the Isle Trademarks and any logos containing the Isle Trademarks from any of the premises subject to the Assumed Real Estate Leases or the Conveyed Assets and shall in any event remove such Isle Trademarks within forty-five (45) days after the Closing Date.

Section 6.14         Employee Matters.

(a)   Parent and Company shall cause NewCo not to employ any employees or appoint any officers prior to the Closing.

(b)   During the Restricted Period, Buyer will not, and will not permit any of its Affiliates to, employ or solicit for employment, in any capacity (whether as an employee, consultant, independent contractor or otherwise), any employee of Company or Parent (“Restricted Employees”); provided, however, that Buyer may engage in general employment advertising or solicitation not specifically targeting any Restricted Employees; provided, further, that, with the prior written consent of Parent, Buyer may contact Restricted Employees for the purpose of possibly employing them after the expiration of the applicable Restricted Period.  All requests for such consent shall be directed to, and coordinated with, Parent’s Vice President, Financing & Strategy.  “Restricted Period” means (1) the period beginning on the date of this Agreement and ending on the Closing Date, in the case of all Restricted Employees, other than those subject to clause (2) below, and (2) the period beginning on the date of this Agreement and ending on the expiration of the three week post-Closing transitional period contemplated by Section 1.2(b), in the case of Restricted Employees who are anticipated by Parent to participate in such post-Closing transitional period.

Section 6.15         Non-Competition.  Following the Closing Date, Parent shall not, and shall cause its Subsidiaries and controlled Affiliates not to, operate any casino or other regulated gaming operation in Mississippi within a sixty (60) mile radius of Natchez, Mississippi for a period of five (5) years following the Closing Date; provided, however, that the foregoing restriction shall not apply to (i) the Vicksburg, Mississippi gaming market, (ii) any geographic area outside the state of Mississippi or (iii) internet gaming; provided, further, that nothing herein shall prohibit Parent from owning less than five percent (5%) of the equity securities of any publicly traded entity.  The provisions of this Section 6.15 shall survive the Closing for a period of five (5) years. Nothing in this Section 6.15 shall directly or indirectly restrict or otherwise bind (i) any Person who is a current or future direct or indirect debt or equity holder of Parent, (ii) any Person who currently or in the future directly or indirectly controls Parent or (iii) any Person who is a direct or indirect successor or assignee of Parent, whether by merger, consolidation, one or a series of other transactions or other business combination, irrespective of whether Parent is the surviving corporation in such merger, consolidation, one or a series of other transactions or other business combination.

Section 6.16         Natchez Players List.  At the Closing on the Closing Date, Parent shall deliver to Buyer a list in the electronic format indicated on Section 6.16 of the Isle Disclosure Letter (the “Natchez Players List”) that will set forth, as of approximately the Closing Date, complete and accurate information from the Customer Database with respect to those customers who are listed as having gambled or wagered at the Casino in the twelve (12) months immediately preceding the Closing Date to the extent present in the Customer Database with respect to a customer.

Section 6.17         Financing.  Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to keep in place, enforce and consummate the Financing on the terms and subject to the conditions set forth in the Financing.  In the event all or any portion of the Financing becomes unavailable, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for alternative financing.  Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Financing or any definitive agreements related to the Financing if such amendment, supplement, modification or waiver would reasonably be expected to adversely affect or delay the consummation of the Financing or the Closing.  Buyer shall not agree to or permit any termination of the Financing.  In the event alternative financing is obtained, references in this Agreement to the “Financing” shall be deemed to include such alternative financing.  Buyer shall keep Parent informed as to all material developments affecting any Financing or alternative financing.

Section 6.18         Cancellation of Hotel Property Reservations.  No later than immediately prior to the Closing, Company shall cancel, or cause to be cancelled, all reservations related to the business located on the Hotel Property from the Closing Date and thereafter.  Company shall be responsible for all costs, fees and expenses related to such cancellations, including any and all refunds of customer deposits related to such reservations.

Section 6.19         Post-Closing Access and Removal.

(a)   After the Closing, Buyer shall afford, and shall cause NewCo to afford, Parent and/or Company’s Representatives reasonable access, during normal business hours, to the properties (and for the purposes) set forth on Section 6.19(a) of the Isle Disclosure Letter (“Post-Closing Access”) for the term indicated on Section 6.19(a) of the Isle Disclosure Letter; provided, that the term may be extended upon the mutual agreement of both Buyer and Parent.

(b)   During the Post-Closing Access period, Parent and/or Company (i) shall not unreasonably interfere with the operation and support of the business located at the Hotel Property or any other property of NewCo, and (ii) shall, for the term of such Post-Closing Access, include NewCo as an additional insured party on Parent’s insurance policy.  Parent and/or Company shall indemnify, defend and hold harmless NewCo and Buyer from and against any personal injury or property damage claims or other Losses incurred by any of them to the extent arising or resulting from Parent’s, Company’s or their respective Representative’s negligence or willful acts or omissions during such Post-Closing Access period.

(c)   Prior to expiration of the applicable Post-Closing Access period permitted by this Section 6.19, Parent and/or Company, at its sole cost and expense, shall remove from the Owned Real Property or any property subject to the Assumed Real Estate Leases or any Pre-Closing Terminated Lease, as applicable, the Vessel and all other property owned or leased by Parent and/or Company after the Closing.

Section 6.20         No Liability for Financing Parties.  Except solely if, and to the extent, expressly and specifically assumed in a written agreement of the applicable Financing Source (it being agreed and acknowledged that no such written agreement has been entered into as of the date hereof), no Financing Source and no Affiliate, shareholder or Representative of such Financing Source (collectively, the “Financing Parties”) shall have any Liability or obligation of any kind to any Parent Indemnified Party, the Company or any Subsidiary thereof (collectively, “Other Parties”) under this Agreement or in connection with the transactions contemplated hereby, whether in contract, tort or otherwise; provided, for the avoidance of doubt and subject to the qualification set forth above with respect to any applicable Financing Source, the foregoing shall not limit in any manner any remedy against Buyer, Buyer Guarantor or any of their respective successors or assigns under this Agreement, but subject in all cases to the terms set forth in this Agreement.  Each of the Buyer, the Buyer Guarantor and the Other Parties agree that, notwithstanding anything in this Agreement to the contrary, (a) no Other Party shall be third party beneficiary of any arrangements relating to the Financing (including, any letter of intent or other commitment letter or any credit agreement entered into in connection therewith) and shall have no contractual rights under or with respect to any arrangements relating to the Financing (including, any letter of intent or other commitment letter or any credit agreement entered into in connection therewith), (b) the Other Parties’ sole remedy for any breach of any arrangements relating to the Financing (including, any letter of intent or other commitment letter or any credit agreement entered into in connection therewith) or this Agreement will be any remedy against Buyer, Buyer Guarantor or any of their respective successors or assigns under this Agreement, but subject in all cases to the terms set forth in this Agreement, (c) the Financing Parties are express third party beneficiaries of this Section 6.20, (d) Section 6.20 will not be amended, waived or otherwise modified without the prior written consent of the Financing Sources against which such amendment, waiver or modification is sought to be enforced, and (e) except solely if, and to the extent, expressly and specifically assumed in a written agreement of the applicable Financing Source (it being agreed and acknowledged that no such written agreement has been entered into as of the date hereof), it will not bring or support any action (whether in contract, tort, equity or otherwise) against any Financing Source or any of their respective former, current or future equity holders, controlling Persons, general or limited partners, members, stockholders, directors, officers, employees, Affiliates, managers or agents in any way related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any arrangement relating to the Financing (including, any letter of intent or other commitment letter or any credit agreement entered into in connection therewith) or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.  This Section 6.20 shall survive the termination of this Agreement.

Section 6.21         Compliance with the WARN Act.  On or before the date that is five (5) Business Days following the execution of this Agreement, Parent and/or Company shall take all actions, including sending all notices and making all other filings necessary, to comply in all material respects with the WARN Act with respect to all employees of the Company and, promptly after the delivery of such notices, shall provide Buyer a copy of such notice given under the WARN Act.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1            Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to, and as of, the Closing Date, any of which may be waived (to the extent permitted by Law) in whole or in part in a writing executed by Parent, Company, NewCo and Buyer:

(a)   No Governmental Actions.  No Governmental Entity of competent jurisdiction shall have threatened or initiated any litigation or other proceeding seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement, to cause any of the transactions contemplated to be rescinded if they were to be consummated or to make it illegal for either party hereto to perform its obligations hereunder.

Section 7.2            Additional Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)   Representations and Warranties.  The representations and warranties of Parent and Company contained in this Agreement shall be correct and complete (without giving effect to any limitation as to “materiality” or “NewCo Material Adverse Effect” set forth therein) as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be correct and complete which would not, individually or in the aggregate, result in a NewCo Material Adverse Effect.  Buyer shall have received a certificate signed on behalf of Parent and Company by an executive officer of Parent and manager of Company, respectively, to such effect.

(b)   Performance of Obligations of Parent, Company and NewCo.  Parent, Company and NewCo shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing, including those obligations contained in Section 1.2.  Buyer shall have received a certificate signed on behalf of Parent and Company by an executive officer of Parent and manager of Company, respectively, to such effect.

(c)   Restructuring Transactions.  Company shall have completed in all material respects the Restructuring Transactions at or prior to Closing.

(d)   NewCo Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any NewCo Material Adverse Effect.

(e)   Closing Deliveries.  Buyer shall have received all of the applicable agreements, documents and items specified in Section 3.2 required to be delivered by Company.

Section 7.3            Additional Conditions to Obligations of Parent and Company.  The obligations of Parent, Company and NewCo to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Parent, Company and NewCo:

(a)   Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be correct and complete (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be correct and complete which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.  Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(b)   Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.  Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c)   Closing Deliveries.  Company shall have received all of the applicable agreements, documents and items specified in Section 3.2.

(d)   No Third Party Legal Proceedings.  No Legal Proceeding shall have been threatened or initiated against Parent, Company or their Affiliates by any unaffiliated third party, which (i) challenges or otherwise seeks to prevent, or would reasonably be expected to materially delay, any of the transactions contemplated by this Agreement, (ii) would reasonably be expected to result in a material liability for Parent, Company or any of their Affiliates, (iii) would reasonably be expected to adversely effect in any material respect the ability of Parent, Company or any of their Affiliates to perform their obligations under this Agreement, to consummate any of the transactions contemplated hereby or to operate any of their respective businesses in the State of Mississippi or (iv) would reasonably be expected to subject Parent, Company or any of their Affiliates or their respective officers or directors to material liability in relation to any of the transactions contemplated by this Agreement.

(e)   Restructuring Transactions.  Company shall have completed in all material respects the Restructuring Transactions at or prior to Closing.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1            Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(e), by written notice by the terminating party to the other party):

(a)   by mutual agreement of Buyer and Parent;

(b)   by either Buyer or Parent, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date;

(c)   by either Buyer or Parent, if a court of competent jurisdiction or other Governmental Entity (other than any Gaming Authority) shall have issued a temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and such order, injunction, restraint or prohibition shall be in effect; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, such order, injunction, restraint or prohibition;

(d)   by Buyer, if Parent, Company or NewCo has breached any representation, warranty, covenant or agreement on the part of Parent, Company or NewCo set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 7.2(a) or (b), and (ii) if it is capable of cure, is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Parent, Company or NewCo is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(d); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Buyer if Buyer shall have materially breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Parent, Company or NewCo for which this Agreement may have been terminated under this Section 8.1(d); and

(e)   by Parent, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 7.3(a) or (b) and (ii) if it is capable of cure, is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(e); provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if Parent, Company or NewCo shall have materially breached any representation, warranty, covenant or agreement on the part of Parent, Company or NewCo set forth in this Agreement, which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Buyer for which this Agreement may have been terminated under this Section 8.1(e).

Section 8.2            Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void (except to the extent otherwise expressly provided herein), and there shall be no Liability on the part of Buyer or Parent, or their respective Affiliates or Representatives hereunder, other than pursuant to Section 6.4(b), Section 6.6, Section 6.20, this Section 8.2, Section 8.3, Section 8.4 and ARTICLE XI; provided, however, that nothing contained in this Section 8.2 shall relieve or limit the Liability of any party to this Agreement for any fraud or intentional breach of this Agreement.

Section 8.3            Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

Section 8.4          Remedies Upon Termination.

(a)   In the event that Buyer terminates this Agreement pursuant to Section 8.1(d), and, at the time of such termination pursuant to Section 8.1(d), Parent shall not also be entitled to terminate this Agreement under Section 8.1, then Company shall promptly pay to Buyer, as

Buyer’s sole and exclusive remedy, the Deposit, as liquidated damages and not as a penalty, which the parties acknowledge and agree is reasonable under the circumstances.

(b)   Except as expressly provided in Section 8.4(a), the Deposit shall be retained by Company and Company may recover any additional Losses in excess of such Deposit as it can prove result from a breach of this Agreement by Buyer.

(c)   For the avoidance of doubt, in no event shall more than one payment of the Deposit be made to Buyer or Company under this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1            Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties made in this Agreement by the parties hereto shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the date that is eighteen (18) months after the Closing Date, except for (a) representations and warranties contained in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization; Title), Section 4.4(a) (Authority), Section 5.1 (Organization) and Section 5.2(a) (Authority), which shall survive indefinitely, (b) Section 4.11 (Taxes) and Section 6.20 (No Liability for Financing Parties) which shall survive until the expiration of the applicable statute of limitations, and (c) Section 4.6 (Environmental Matters) which shall survive for the lesser of five (5) years or the applicable statute of limitations.  The applicable period of time a representation or warranty survives the Closing pursuant to the preceding sentence or a covenant or agreement survives the Closing as specified in this Section 9.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement, as applicable.  The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty.  The covenants and agreements of the parties hereto in this Agreement shall survive the Closing.  The termination of the representations and warranties or a covenant and agreement provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the Indemnifying Party prior to the expiration of the Survival Period provided herein.

Section 9.2            Indemnification.

(a)   From and after the Closing, Parent and Company shall indemnify, save and hold harmless Buyer, NewCo and their Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), to the fullest extent permitted by applicable Law, from and against any and all claims (including derivative claims), counterclaims, actions, suits, arbitrations, proceedings, losses, damages, costs, fees, expenses, judgments, executions, demands and liabilities, including reasonable attorneys’ fees and expenses related thereto and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), to the extent arising out of or resulting from:

(i)                any breach of any covenant or agreement made, or to be performed, by Parent and/or Company in this Agreement;

(ii)               any breach of any covenant or agreement made, or to be performed, by NewCo (prior to Closing) in this Agreement;

(iii)              any breach of any representation or warranty made by Parent and/or Company in this Agreement, in each case, when made, and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iv)             (A) any labor or employee claims or disputes brought against any Buyer Indemnified Party by or on behalf of individuals employed at any time by Company related to the pre-Closing period, and (B) any claims related to violation of the WARN Act by Company with respect to employees of Company, except, in the case of clause (A) or (B) hereof, to the extent such claims or disputes relate to any act or omission by Buyer or any of its Affiliates or Representatives;

(v)              any Pre-Closing Claims;

(vi)             Company’s share of any pro-rated Taxes payable to Buyer under Section 6.8(c)(iii), to the extent not previously paid under Section 6.8(c)(iii); and

(vii)            any Tax Claims related to Transferee Liability under Section 6.8(c)(iv).

(b)   Buyer shall indemnify, save and hold harmless Parent and its Affiliates (including Company) and their respective Representatives (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

(i)                any breach of any representation or warranty made by Buyer in this Agreement, in each case, when made, and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date);

(ii)               any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement;

(iii)              the ownership, use, operation or maintenance of NewCo and the Conveyed Assets, including the operation and support of any business located at the Hotel Property, from and after the Closing, and any Assumed Obligations; and

(iv)             any Legal Proceeding or claim, threatened or commenced, by any Person, whether before, at or after Closing, challenging or relating in any way to (A) the assignment of any Assumed Real Estate Lease from Company to NewCo (including seeking to invalidate such assignment or causing any such Assumed Real Estate Lease to remain with Company), or (B) the termination or giving of any termination notice under any Assumed Real

Estate Lease or any Pre-Closing Terminated Lease pursuant to Section 1.4 or Section 6.1(d); provided, however, that Buyer shall have no obligation to indemnify a Parent Indemnified Party under this clause 9.2(b)(iv)(B) for any Legal Proceeding or claim to the extent arising from (Y) a breach or default by Company under any Pre-Closing Terminated Lease for the period immediately prior to the giving of a notice of termination for such Pre-Closing Terminated Lease pursuant to Section 6.1(d), or (Z) a claim that after the Closing Buyer and/or NewCo is bound by any provision of a Pre-Closing Terminated Lease or the Ancillary Agreement.

(c)   Company shall bear all risk of loss of, or damage to, the Conveyed Assets which results from events or occurrences prior to the Closing, and Buyer shall bear all risk of loss of, or damage to, the Conveyed Assets which results from events or occurrences after the Closing.

(d)   Neither party shall be entitled to seek indemnity from the other for any third party litigation or claims seeking to enjoin, prevent, invalidate or delay the transactions contemplated by this Agreement or otherwise challenging the transactions contemplated by this Agreement, including litigation or claims with respect to illegality and enforceability.  No Buyer Indemnified Party shall be entitled to seek indemnity from Parent or Company for any litigation or claims arising out of, resulting from or in connection with any act or omission of Buyer or any of its Affiliates, including litigation or claims relating to Buyer’s or any of its Affiliate’s promotional and financing activities relating to the transactions contemplated by this Agreement.

Section 9.3          Interpretation.

(a)   Notwithstanding anything in this Agreement to the contrary, as used in this ARTICLE IX the term Losses shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, damages based upon a multiple of earnings, diminution in value, or any similar damages.

(b)   Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE IX for any Losses (i) to the extent arising as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates (including any Taxes that arise out of or result from any transaction or action outside of the Ordinary Course of Business occurring on the Closing Date after the Closing), provided that a failure by Buyer to withhold any portion of the Purchase Price, or to obtain tax clearance certificates, confirmations or letters from any Taxing Authority with respect to the purchase of the LLC Interests pursuant to this Agreement, shall not be considered an action omitted to be taken by Buyer for purposes of this provision, or (ii) to the extent arising from a change in Law that becomes effective after the date hereof.

(c)   Notwithstanding anything in this Agreement to the contrary, no Parent Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE IX for any Losses (i) to the extent arising as a result of any action taken or omitted to be taken by Parent and/or Company or any of their Affiliates (including any Taxes that arise out of or result from any transaction or action outside of the Ordinary Course of Business occurring on the Closing Date after the Closing) other than as contemplated by this Agreement, or (ii) to the extent arising from a change in Law that becomes effective after the date hereof.

(d)   Each Buyer Indemnified Party shall use all commercially reasonable efforts to mitigate any Losses that such Buyer Indemnified Party asserts or is reasonably likely to assert under this ARTICLE IX.  If a Buyer Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be required to indemnify any Buyer Indemnified Party for that portion of any Loss that could reasonably be expected to have been avoided if the Buyer Indemnified Party had made such efforts.

(e)   Each Parent Indemnified Party shall use all commercially reasonable efforts to mitigate any Losses that such Parent Indemnified Party asserts or is reasonably likely to assert under this ARTICLE IX.  If a Parent Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor NewCo shall be required to indemnify any Parent Indemnified Party for that portion of any Loss that could reasonably be expected to have been avoided if the Parent Indemnified Party had made such efforts.

Section 9.4            Procedure for Claims between Parties.  If a claim for Losses is to be made by a Buyer Indemnified Party or Parent Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice describing in reasonable detail the claim and the total monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this ARTICLE IX.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 9.5            Defense of Third Party Claims (other than a Pre-Closing Claim).  If any lawsuit or enforcement action is filed against an Indemnified Party by any third party other than a Pre-Closing Claim (each, a “Third Party Claim”) for which indemnification under this ARTICLE IX may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.  The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (a) to take control of the defense and investigation of such Third Party Claim, (b) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless (1) the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnified Party’s reasonable cost, risk and expense, to separate counsel or (2) the claim may have an adverse effect on one or more of the Company Permits in which event such Indemnified Party shall be entitled, at the Indemnified Party’s reasonable cost, risk and expense, to separate counsel, and (c) to compromise or settle such claim, which compromise or settlement shall be made only (i) with the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), (ii) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim; provided, that such release shall be required only to the extent that an Indemnified Party is a party to such claim, (iii) the sole relief provided is monetary damages, and (iv) there is no finding or admission of any violation of Law or any violation of the rights of any Person.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents, including a power of attorney; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 9.6            Defense of Pre-Closing Claims.  Parent or Company shall be entitled at their own cost, risk and expense, (a) to take control of the defense and investigation of all Pre-Closing Claims and matters described in Section 9.2(a)(iv), (b) to employ and engage attorneys of its own choice to handle and defend the same, and (c) to compromise or settle such claim, which shall be made only (i) if such compromise or settlement contains an unconditional release of NewCo in respect of such claim, provided that such release shall be required only to the extent that NewCo is a party to such Pre-Closing Claim and matters described in Section 9.2(a)(iv), (ii) the sole relief provided is monetary damages, and (iii) there is no finding or admission of any violation of Law or any violation of the rights of any Person.  Buyer shall, and shall cause NewCo and Buyer’s Affiliates to, cooperate in all reasonable respects with Parent, Company and their Affiliates and their respective attorneys in the investigation, trial and defense of the Pre-Closing Claims and matters described in Section 9.2(a)(iv) and any appeal arising therefrom and shall provide such Persons all reasonably requested documents, including a power of attorney.

Section 9.7          Limitations on Indemnity.

(a)   No Buyer Indemnified Party shall seek, or be entitled to, indemnification under Section 9.2(a)(iii) to the extent the aggregate of the individual claims for Losses of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 9.2(a)(iii) (other than the representations in Sections 4.2, 4.10 and 4.11) is less than $100,000 (the “Threshold”); provided, that if the aggregate of all individual claims for Losses for which indemnification is sought pursuant to Section 9.2(a)(iii) equals or exceeds the Threshold, then Buyer, subject to the limitations in this ARTICLE IX, shall be entitled to recover for such Losses exceeding the Threshold, but in any event not to exceed the Cap.  Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the aggregate liability for indemnification under Section 9.2(a) (other than Section 9.2(a)(vi), which, for the avoidance of doubt, shall not be subject to any maximum liability cap) exceed an amount equal to the Purchase Price (the “Cap”) (determined, for the avoidance of doubt, without reference to liability for indemnification under clause (ii) hereof); and (ii) in no event shall the aggregate liability for indemnification under Section 9.2(b) exceed an amount equal to the Cap (determined, for the avoidance of doubt, without reference to liability for indemnification under clause (i) hereof).

(b)   In calculating the amount of any Losses payable to a Buyer Indemnified Party or a Parent Indemnified Party hereunder, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made, (ii) shall not include any amount taken into account on the final Closing Statement, (iii) shall be computed net of any amounts recovered by such Indemnified Party under any insurance policy or otherwise from any unaffiliated third party with respect to such Losses (net of any costs and expenses incurred in obtaining such recovery), (iv) shall be computed net of any Tax benefit realized by the Indemnified Party with respect to such Losses, and (v) shall be made without regard to any materiality qualification, including any reference to NewCo Material Adverse Effect.  For purposes of the immediately foregoing sentence, the Indemnified Party shall be deemed to realize a Tax benefit if, and to the extent that, the cumulative liability for Taxes of the Indemnified Party and each of its Affiliates, as calculated by excluding any Tax items attributable to the Losses and the applicable indemnification payments, exceeds the actual cumulative liability for Taxes of the Indemnified Parties and each of its Affiliates as calculated by taking into account any Tax items attributable to the Losses and the applicable indemnification payments.  The Indemnified Party shall use reasonable efforts to realize and maximize the Tax benefits in connection with the matter giving rise to such Losses.  If an indemnification payment is received by any Indemnified Party and such Indemnified Party later realizes a Tax benefit, including the receipt of Tax refunds, credits or offsets, then the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the realized Tax benefit.  If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds or otherwise from any unaffiliated third party in respect of such claim is collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds or other amounts (net of any costs and expenses incurred in obtaining such recovery) to Indemnifying Party.  The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds or otherwise from any unaffiliated third party in respect of any claim for which the Indemnified Parties seek indemnification under this ARTICLE IX; provided, however, that the Indemnified Parties shall have no obligation to commence litigation to recover such proceeds.

(c)   To the extent that an Indemnifying Party pays on an indemnification pursuant to Section 9.2, and the Indemnified Party has a claim against a third party (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification paid by the Indemnifying Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

Section 9.8            Payment of Losses.  An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this ARTICLE IX, within fifteen (15) Business Days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 9.9            Exclusive Remedy.

(a)   Except for Section 2.4 or as expressly provided in Sections 6.4(a)(vi) and 6.8, after the Closing, the indemnities provided in this ARTICLE IX shall constitute the sole and exclusive remedy of any Indemnified Party for Losses arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Losses does not preclude a party from bringing an action after the Closing for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the parties.  Without limiting the foregoing, Buyer, Parent, Company and NewCo each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Parent Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, Isle Disclosure Letter, document or certificate delivered in connection herewith, and no legal action under any Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this ARTICLE IX or the provisions of any other agreement executed pursuant to this Agreement).

(b)   Notwithstanding anything to the contrary contained in this Agreement, each party hereto acknowledges and agrees (and by their acceptance of the benefits of this Agreement, each Buyer Indemnified Party and Parent Indemnified Party and any Person claiming by, through or on behalf of any of them, acknowledges and agrees) that none of them may avoid the limitations set forth in this Section 9.9 by asserting or threatening any claim against the Financing Sources with respect to this Agreement and the transactions contemplated hereby.

Section 9.10         Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this ARTICLE IX shall be treated by the parties as an adjustment to the Purchase Price for U.S. federal Income Tax and other applicable Tax purposes.

ARTICLE X

PROPERTY

Section 10.1         As Is, Where Is.  Except as provided in ARTICLE IV hereof, Buyer or its Representatives, to the extent it so desires, shall have examined and inspected the Conveyed Assets prior to the execution of this Agreement, and subject to the provisions of this ARTICLE X, Buyer agrees to accept the Conveyed Assets in an “AS IS, WHERE IS” condition as of the Closing.  Buyer agrees that, except as provided in ARTICLE IV, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Parent or Company, or any salesperson or broker (if any)

involved in this transaction as to the Conveyed Assets, including:  (a) any representation, statements or warranties as to the physical condition of the Conveyed Assets; (b) the fitness and/or suitability of the Conveyed Assets for use as a resort, hotel, casino and/or any other use or purpose; (c) the financial performance of the Hotel Property; (d) the compliance of the Conveyed Assets with applicable building, zoning, subdivision, environmental, land use Laws, codes, ordinances, rules or regulations or any other applicable Laws; (e) the state of repair or condition of the Conveyed Assets; (f) the value of the Conveyed Assets; (g) the manner or quality of construction of the Conveyed Assets; (h) the income derived or to be derived from the Hotel Property; or (i) the fact that the Hotel Property may be located in hurricane zones, on earthquake faults or in seismic hazardous zones.  Parent and Company make no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties and disclaim all such representations and warranties.  Without limiting the foregoing, and except as expressly set forth in ARTICLE IV, Parent and Company disclaim any warranty arising by industry custom or course of dealing.  Without limiting the generality of the foregoing, Buyer acknowledges that neither Parent, Company nor any of their Affiliates or their respective Representatives have made any representation or warranty with respect to any projections, pro forma statements, forecasts or forward-looking statements made by or made available to Buyer or any of its Affiliates or their respective Representatives.  Buyer and its Affiliates acknowledge that, in entering into this Agreement, they are not intending to purchase all of the assets that are necessary to operate the Hotel Property.  Buyer and its Affiliates acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Conveyed Assets, Company, NewCo and the representations and warranties expressly set forth in ARTICLE IV, subject to the limitations and restrictions specified herein.  Subject to the second sentence of this Section 10.1, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Parent, Company or their Affiliates at law or in equity, relating to any matter described in clauses (a) through (i) of this Section 10.1, or otherwise disclaimed in this Section 10.1, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

ARTICLE XI

MISCELLANEOUS

Section 11.1         Definitions.  For purposes of this Agreement, the term:

“Accounting Offices” means the following two locations located at the Hotel Property: (i) the accounting and administrative office located within the old hotel ballroom and (ii) the office located behind the hotel’s front desk.

“Accounting Procedures” has the meaning set forth in Section 2.3(a).

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages and telephone) existing as of the Closing Date where the obligee is Company and the obligor is any unaffiliated third party.

“Adjustment Amount” has the meaning set forth in Section 6.1(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first-mentioned Person.  As used herein, “control” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the power directly to cause the direction of the management or actions of the controlled entities.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Amount” means the calculation, on a basis consistent with the Accounting Procedures, of NewCo’s and Buyer’s allocated amount of inventory and any other Current Assets of the Hotel Property minus utilities, Taxes and any other Current Liabilities of the Hotel Property.

“Allocation Amount Determination Date” has the meaning set forth in Section 2.4(c).

“Allocation Target” means $55,398.

“Ancillary Agreement” means any agreement set forth on Section 11.1(n) of the Isle Disclosure Letter.

“Assumed Contracts” means (i) all Contracts identified on Section 11.1(a) of the Isle Disclosure Letter, (ii) all outstanding purchase orders and trade payables of Company as of the Closing related to the Hotel Property and marked “Buyer” on the Closing Statement and (iii) each other Contract of Company entered into in the Ordinary Course of Business since the date hereof not in violation of Section 6.1 that relates to the Hotel Property; provided, that the Assumed Contracts shall not include any Excluded Contracts.

“Assumed Obligations” means (i) all obligations under the Assumed Contracts, (ii) all obligations under the Assumed Real Estate Leases (excluding any Pre-Closing Terminated Leases), and (iii) all utilities, Taxes and other Current Liabilities of the Hotel Property included on the Pre-Closing Statement and Closing Statement, as applicable.

“Assumed Real Estate Leases” means each of the real property leases set forth (including the date of the lease, and date of any amendment or extension thereto) on Section 11.1(b) of the Isle Disclosure Letter; provided, however, that such term shall be deemed to exclude any Pre-Closing Terminated Lease.

“Auditor” has the meaning set forth in Section 2.4(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.4(a).

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Benefit Plan” means any (i) “employee benefit plan,” within the meaning of Section 3(3) of ERISA and (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, employment, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, agreements and/or practices for any current or former employee and/or their respective dependents and beneficiaries.

“Books and Records” means, to the extent transferable by applicable Law and to the extent they exist and are in the possession or control of Company, (i) all books and records of NewCo and (ii) all of the books and records of Company relating exclusively to the Conveyed Assets and the business located at the Hotel Property, including (A) all architectural, structural, service manuals, engineering and mechanical plans, electrical studies, and audits for the Hotel Property, (B) all plans and specifications for the Hotel Property, and (C) to the extent relating exclusively to the Conveyed Assets, all reservation records, and any other books and records, but in each case excluding (1) books and records related to Company’s employees or any hotel, casino or other property or asset of the Parent or any of its Affiliates (other than the Conveyed Assets), (2) the Customer Database (except for a copy of the Natchez Players List to be provided in accordance with Section 6.16 hereof), and (3) any such books and records that contain confidential or proprietary information of Parent or its Affiliates and unrelated to the Conveyed Assets or the business located at the Hotel Property to the extent not capable of being redacted without undue burden.

“Business Day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of Mississippi are authorized or required to close; provided, however, any reference in this Agreement to any day other than a business day shall be deemed a reference to a calendar day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Guarantor” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“Buyer Material Adverse Effect” means any change, event or effect that (i) has a material adverse effect on the business, financial condition or results of operations of Buyer and its Subsidiaries or (ii) impairs in any material respect the ability of Buyer to perform its obligations under this Agreement or prevents or materially delays consummation of the transactions contemplated by this Agreement.

“Buyer Obligations” has the meaning set forth in Section 11.19.

“Cap” has the meaning set forth in Section 9.7(a).

“Casino” means that certain riverboat casino of Company located in Natchez, Mississippi and operated on the Vessel.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Payment” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Allocation Amount” has the meaning set forth in Section 2.4(a).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means a Benefit Plan (i) adopted, sponsored, contributed to (or required to be contributed to) or maintained by Company or any Affiliate of Company and benefitting, designed to benefit or otherwise relating to any employee of Company, or (ii) with respect to which Company has or would reasonably be expected to have any Liability.

“Company Obligations” has the meaning set forth in Section 11.18.

“Company Permits” has the meaning set forth in Section 4.7(a).

“Company Property Tax Amount” has the meaning set forth in Section 2.4(b)(i).

“Confidentiality Agreements” means both (i) the confidentiality agreement dated July 28, 2014 between Robert Lubin and Parent, and (ii) the confidentiality agreement dated July 28, 2014 between Natchez Riverside Entertainment, LP and Parent.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject.

“Conveyed Assets” means the following assets of Company to the extent existing as of the Closing Date:

(i)            the Owned Real Property, including the Hotel Property;

(ii)           the Assumed Real Estate Leases;

(iii)          all Accounts Receivable and Prepaids marked “Buyer” on the Closing Statement and related to the Hotel Property;

(iv)          the Assumed Contracts;

(v)           all inventories of Company located at the Hotel Property as of the Closing, including (i) all inventories of food, beverages, cooking supplies and merchandise and (ii) all engineering, maintenance and housekeeping supplies, cleaning supplies, china, glassware, linens, silverware and similar amenities;

(vi)          all tangible assets, fixtures and equipment of Company that are located at the Hotel Property as of the Closing, other than Vessel Equipment and Off-Site Retained Assets;

(vii)         the Conveyed Motor Vehicles;

(viii)        the Conveyed Warehouse Assets; and

(ix)          the Books and Records;

but, in each case, excluding therefrom the Isle Excluded Assets.

“Conveyed Motor Vehicles” means the motor vehicles of the Company listed on Section 11.1(l) of the Isle Disclosure Letter.

“Conveyed Warehouse Assets” means the soap, shampoo, conditioner, linens, pillowcases, toilet paper, towels and light bulbs located at the South Canal Partnership Warehouse.

“Current Assets” means the current assets of the type described on Section 11.1(c) of the Isle Disclosure Letter, determined on a basis consistent with the Accounting Procedures.  For the avoidance of doubt, Current Assets shall not include any Excluded Cash or Isle Excluded Assets.

“Current Liabilities” means, the Liabilities of the type described on Section 11.1(d) of the Isle Disclosure Letter, determined on a basis consistent with the Accounting Procedures.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Parent and its Affiliates’ casino and/or hotel properties collected or maintained by or on behalf of Parent or its Affiliates.

“Deposit” has the meaning set forth in Section 2.2.

“Environmental Laws” means, without limitation, any Law relating to the regulation or protection of human health or safety or the environment, occupational health and safety or any federal, state and local government Laws, rules, regulations, statutes, codes, ordinances, directives, guidance documents, cleanup or other standards and any other governmental requirements or standards currently in existence which pertain to, regulate, or impose liability or standards of conduct concerning the Release, use, storage, human exposure to, handling, transportation, cleanup or disposal of Hazardous Materials.  Without limiting generality of the foregoing, the term “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et. seq.), the Hazardous Materials Transportation Act (42 U.S.C. §1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), the Federal Clean Water Act (33 U.S.C. §1251 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.) and the Toxic Substance Control Act (15 U.S.C. §2601 et. seq.), as such laws may be amended from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or request or binding determination of, or agreement with, any Governmental Entity relating to or imposing liability or establishing standards of conduct for the protection of human health or safety or the environment.

“Environmental Permit” means any and all consents, approvals, waivers, authorizations, permits, grants, franchises, licenses, exemptions or orders of, or any registrations, certificates, qualifications, declarations or filings with, or any notices to, any Governmental Entity or other Person with respect to any activities, operations or businesses conducted on or in relation to the Conveyed Assets under any Environmental Laws.

“Environmental Report” means that certain Phase I Environmental Site Assessment Update for Isle of Capri Casino Hotel in Natchez, MS (Project #: 16-042), dated June 25, 2015, prepared by Flat Rock Consulting, LLC.

“Estimated Allocation Amount” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Cash” has the meaning set forth in clause (ii) of the definition of Isle Excluded Assets.

“Excluded Contracts” means any and all Contracts of Company other than (a) those included in the definition of Assumed Contracts and (b) the Assumed Real Estate Leases. Without limiting the generality of the foregoing, Excluded Contracts will include (i) Contracts maintained by the Parent or its Affiliates (other than Company) (including any management Contracts) for the benefit of the Casino or the Hotel Property or their respective businesses, their assets or their employees, including any bonds or letters of credit and (ii) the Contracts listed on Section 11.1(e) of the Isle Disclosure Letter.

“Excluded Intellectual Property” means all Intellectual Property owned by, or licensed for use by, Parent or its Affiliates (including Company), including (i) the Customer Database and any information contained therein; (ii) the Isle Trademarks, (iii) all websites, rights to Uniform Resource Locators (URLs), website addresses and domain names, and any content associated with the foregoing, (iv) the Excluded Software, (v) the IT Licenses and (vi) the “IsleOne Card”, “Fan Club”, and any player loyalty or rewards program of Parent or its Affiliates.

“Excluded Personal Property” means the following:

(i)            the Vessel Equipment;

(ii)           any tangible Off-Site Retained Assets;

(iii)          all tangible embodiments of the Excluded Intellectual Property;

(iv)          all records, files and memorabilia, or portions thereof, pertaining to Parent and any Affiliates (including Company), in each case to the extent not related exclusively to the Hotel Property or exclusively to the operation and support of the business located at the Hotel Property;

(v)           all motor vehicles of Company other than the Conveyed Motor Vehicles; and

(vi)          the items listed on Section 11.1(f) of the Isle Disclosure Letter.

“Excluded Software” means all computer software owned by or licensed for use by Parent or its Affiliates (including Company) (including software licensed pursuant to the IT Licenses), including all source codes, user codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases (including all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the computer software, including the Customer Database and any customer tracking system.

“Final Allocation Amount Adjustment” has the meaning set forth in Section 2.4(d).

“Financing” has the meaning set forth in Section 5.5.

“Financing Approvals” means all approvals, authorizations, registrations, waivers and exemptions issued by any Governmental Entity necessary for or relating to the Financing.

“Financing Parties” has the meaning set forth in Section 6.20.

“Financing Sources” means the third Persons (including any agents, lenders and their respective affiliates, controlling entities, directors, officers, employees, agents and other representatives) that have agreed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Financing (whether now in effect or that are subsequently entered into), together with their respective successors and assigns, but in no event shall such definition include Buyer or its Affiliates.

“GAAP” means the generally accepted accounting principles in the United States in effect on the date hereof, consistently applied in the manner applied by Company.

“Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or gaming activities, including within the State of Mississippi, specifically, the MGC and all other state and local regulatory and licensing bodies with authority over gaming in the State of Mississippi and its political subdivisions.

“Gaming Laws” means all Laws applicable to or involving the gambling, gaming, casino activities or other similar business or activities conducted by Parent, Company, NewCo and/or Buyer in any jurisdiction, as in effect from time to time, including the policies and orders thereof by the applicable Gaming Authorities.

“Gaming License” means the gaming license issued by the MGC to Company authorizing the conduct of gaming operations of the Casino.

“Governmental Approvals” has the meaning set forth in Section 6.5(a).

“Governmental Entity” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority (including Gaming Authorities), agency, commission, body, court, tribunal or entity, including any bank regulatory, supervisory or self-regulatory authority or quasi-governmental entity established to perform any such functions.

“Hazardous Materials” means any substance or material defined or designated as a hazardous chemical, hazardous or toxic substance, solid waste, hazardous constituent, hazardous waste, hazardous material, infectious material, contaminant, contamination, pollutant, pollution or similar term, or otherwise regulated, by or under any Environmental Laws, giving these terms the broadest meaning as accorded by the Environmental Laws and by statutes, regulations and court decisions in the jurisdictions in which the Conveyed Assets are located as such currently exist.  Without limiting the foregoing, “Hazardous Materials” shall include (i) asbestos and asbestos containing materials; (ii) polychlorinated biphenyls; (iii) any substance the presence of which is prohibited by any applicable governmental requirements; (iv) any petroleum-based products and by-products under any Environmental Law; (v) underground storage tanks regulated by any Environmental Law; and (vi) any other substance (including liquid, solid, semi-solid, gaseous substances and materials) which under any Environmental Law requires special handling, permitting by or notification of any governmental or regulatory agency, body, board, commission or other political entity with jurisdiction over the Conveyed Assets in its collection, storage, treatment, release, emission or disposal.

“Hotel Property” means the Isle of Capri Hotel located on a parcel of the Owned Real Property with the street address commonly known as 645 South Canal Street, Natchez, Mississippi 39120.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Initial Allocation Amount Adjustment” has the meaning set forth in Section 2.3(b).

“Inspection” has the meaning set forth in Section 6.4(a).

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works (including copyrights in software), apparatus, trade secrets, trademarks, trademark registrations and applications, websites, rights to Uniform Resource Locators, website addresses and domain names and any content associated with the foregoing, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, customer databases, confidential business information, confidential marketing and customer information, licenses, confidential technical information, all goodwill associated with the foregoing, and all documentation, copies and tangible embodiments of the foregoing (in whatever form or medium), and all past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation or other violation of any of the foregoing.

“Intercompany Payables” means all intercompany accounts payable, and notes for those accounts payable, existing as of the Closing Date where the obligor is Company and the obligee is Parent or any Affiliate of Parent (other than Company).

“Intercompany Receivables” means all intercompany accounts receivable, and notes for those accounts receivable, existing as of the Closing Date where the obligee is Company and the obligor is Parent or any Affiliate of Parent (other than Company).

“IRS” means the Internal Revenue Service.

“Isle Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Isle Excluded Assets” means all of the assets, properties and rights of Parent, Company  or their Affiliates of any nature or kind, except for the Conveyed Assets.  Without limiting the generality of the foregoing, the Isle Excluded Assets shall include all right, title and interest in:

(i)            Parent’s, Company’s and their Affiliates’ rights under this Agreement and any agreements executed in connection with this Agreement;

(ii)           (A) all cash, negotiable instruments, marketable securities and other cash equivalents, certificates of deposits, time deposits, uncashed checks, landlord or other deposits, securities and similar items (the “Excluded Cash”), (B) all bank accounts, checking accounts, deposit accounts and other similar accounts of Company or its Affiliates, (C) all other Current Assets marked as “Company” on the Closing Statement and (D) all other Current Assets excluded from the Closing Statement in accordance with the Accounting Procedures, in the case of clauses (A), (B) ,(C) or (D), whether related to the Casino, Hotel Property or otherwise;

(iii)          all Intercompany Receivables, all Accounts Receivable and Prepaids and all other Current Assets of Company (other than those Accounts Receivable and Prepaids marked “Buyer” on the Closing Statement);

(iv)          the Excluded Contracts;

(v)           the Casino and the Vessel;

(vi)          the Vessel Equipment;

(vii)         the Excluded Intellectual Property;

(viii)        the Excluded Personal Property;

(ix)          all Benefit Plans (including all Company Benefit Plans) and the assets thereof;

(x)           all Company Permits;

(xi)          all rights, claims, causes of action and credits (including all indemnities, warranties and similar rights) in favor of Parent, Company or any of their Affiliates (i) to the extent not exclusively relating to, arising out of or resulting from any Conveyed Asset or (ii) related to, arising out of or resulting from any Isle Excluded Asset or Isle Excluded Obligations;

(xii)         all Tax Returns of or including Parent and any Affiliate of Parent (other than NewCo) and income Tax records, reports, data, files and documents for the Pre-Closing Tax

Period, all books and records, including relating to the Isle Excluded Asset or Isle Excluded Obligations, any books and records that cannot be transferred under applicable Law and Parent’s and its Affiliates’ corporate training manuals;

(xiii)        all assets sold or otherwise disposed of, and rights expiring or terminated, not in violation of this Agreement, during the period from the date of this Agreement until the Closing Date;

(xiv)        all Tax refunds, rebates, credits, pre-paid Taxes (including pre-paid gaming Taxes and credits), claims and entitlements (i) with respect to Taxes of Parent, Company or their Affiliates related to the Casino and (ii) with respect to the Conveyed Assets and attributable to Tax periods (or portions thereof) ending before the Closing Date;

(xv)         the Seller Insurance Policies, including all insurance policies (including title insurance polices), claims or refunds thereunder or rights to proceeds thereof, or receivables or indemnities coverage thereunder relating to the assets, properties, business or operations of Parent or any of its Affiliates, including the Casino and Hotel Property to the extent arising from any claim or loss occurring before the Closing Date;

(xvi)        all of Parent’s and its Affiliates’ human resources and other employee-related files and records that relate to employees or are otherwise not transferrable under applicable Law;

(xvii)       all data, files and other materials located on any storage device (including such data, files and/or materials located on personal computers and servers) located at the Casino or Hotel Property (other than, with respect to the Hotel Property, any such data, files and other materials that are Conveyed Assets);

(xviii)      any playing cards, chips and items held for sale in any gift shop that bear or contain any Excluded Intellectual Property;

(xix)        the attorney-client privilege and any other relevant privileges (including the right to assert the same and retain all work product and communications) with respect to all privileged communications relating in any way to this Agreement, the transactions contemplated herby, the Isle Excluded Assets or the Isle Excluded Obligations or Company, its Affiliates or any of their respective operations for the period ending at the Closing, including all related work product and communications;

(xx)         all landline telephone and facsimile numbers of Parent or its Affiliates except for those landline telephone and facsimile numbers used exclusively by the business located on the Hotel Property;

(xxi)        all right, title and interest in or to any Gaming License of Company;

(xxii)       any Off-Site Retained Assets; and

(xxiii)      any other assets set forth on Section 11.1(g) of the Isle Disclosure Letter.

“Isle Excluded Obligations” means (i) the Intercompany Payables, (ii) trade payables of Company marked as “Company” in the Closing Statement, (iii) Liens (other than those created by Buyer or its Affiliates), (iv) the ownership, use, operation or maintenance of Company, NewCo, Casino, the Conveyed Assets (including the operation and support of any business located at the Casino and Hotel Property) prior to the Closing, and (v) any other Liability related exclusively to the Isle Excluded Assets; provided, that any trade payables or other liability or obligation marked “Buyer” on the Closing Statement should remain the responsibility of NewCo and shall not be an Isle Excluded Obligation.

“Isle Trademarks” has the meaning set forth in Section 6.13.

“IT Licenses” means each license for third-party computer software held by Parent or Company, including the rights granted to Parent or its Affiliates in connection with the operation of the businesses conducted at any other property of Parent or its Affiliates.

“Knowledge” means (i) when used in the phrase “Knowledge of Parent”, “Parent’s Knowledge”, and words of similar import, the actual knowledge as of the date of this Agreement of the individuals listed on Section 11.1(h) of the Isle Disclosure Letter; and (ii) when used in the phrase “Knowledge of Buyer” or “Buyer’s Knowledge” and words of similar import, the actual knowledge of the individuals listed on Section 11.1(i) of the Isle Disclosure Letter.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, including the Gaming Laws.

“Leased Real Property” has the meaning set forth in Section 4.5.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, right of first refusal or similar option, or other similar encumbrance.

“LLC Interests” has the meaning set forth in the Recitals.

“Losses” has the meaning set forth in Section 9.2(a).

“MB” has the meaning set forth in Section 11.17.

“MGC” means the Mississippi Gaming Commission.

“Natchez Players List” has the meaning set forth in Section 6.16.

“NewCo” has the meaning set forth in the Preamble.

“NewCo Insureds” has the meaning set forth in Section 6.10(a).

“NewCo Material Adverse Effect” means changes, events or effects that have a materially adverse effect on the Conveyed Assets, taken as a whole; provided, that the following shall be excluded from any determination as to whether a NewCo Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change, event or effect arising out of or resulting from a change in or event affecting, (a) the economy, or financial, banking, currency or capital markets, in general (including changes in interest or exchange rates or commodities prices), or (b) the travel, hospitality or gaming industries generally, or the travel, hospitality or gaming industries in the Natchez, Mississippi market; (ii) any change, event or effect resulting from the negotiation, execution, delivery, performance or public announcement of this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords or employees); (iii) any change, event or effect arising in connection with or resulting from (a) any act of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (b) hurricanes, tornados or other natural disasters, except to the extent that such effects in the cases of clauses (a) and (b) of this clause (iii) materially and disproportionately affects the Hotel Property in comparison to other hotels located within the Natchez, Mississippi market and engaged in the industry in which Company operates; (iv) any change, event or effect arising out of or resulting from any action taken by Company or its Affiliates as permitted by this Agreement (including the Restructuring Transactions) or with Buyer’s consent, or any failure by Company to take any action as a result of the restrictions in ARTICLE VI of this Agreement; (v) any change, event or effect resulting from any action taken by Buyer or its Affiliates; (vi) any change, event or effect resulting from any changes in (a) applicable Laws (or the effects of any changes in the manner of enforcement of any applicable Law) or (b) accounting principles or standards; and (vii) any failure to meet revenue or earnings projections.

“Non-Assignable Obligation” has the meaning set forth in Section 1.4.

“Notice” has the meaning set forth in Section 9.4.

“Off-Site Retained Assets” means (i) any records and files (to the extent not related exclusively to the Hotel Property or exclusively to the operation and support of the business located at the Hotel Property), (ii) any information technology equipment (including laptops, printers, servers, computer monitors, network equipment and associated power and communication lines) capable of storing data owned by the Company and/or its Affiliates, including the information technology equipment located in the Accounting Offices, and (iii) any and all assets located at the South Canal Partnership Warehouse (except the Conveyed Warehouse Assets).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means any action taken by a Person if such action is materially consistent with such Person’s past practices in connection with such Person’s business and is taken in the ordinary course of such Person’s operations.

“Organizational Documents” shall mean the certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreements, partnership or limited partnership agreement or other formation or governing documents of a particular entity.

“Other Parties” has the meaning set forth in Section 6.20.

“Outside Date” has the meaning set forth in Section 3.1.

“Owned Real Property” has the meaning set forth in Section 4.5.

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Parent Indemnified Party” has the meaning set forth in Section 9.2(b).

“Parent Matter” has the meaning set forth in Section 6.3.

“Permitted Encumbrances” means:

(i)            Liens for real estate and similar Taxes not yet due and payable;

(ii)           Liens created or approved by Buyer or its Affiliates, including any Liens created in connection with Buyer’s or its Affiliates’ Financing;

(iii)          easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to the Conveyed Assets or other property or assets of NewCo which, with respect to the Hotel Property, do not limit or impair in any material respect the use of the Hotel Property by Buyer or its Affiliates in the same manner as currently used by Company;

(iv)          zoning and subdivision ordinances that do not materially impair the use of such property or assets for the purposes for which they are held;

(v)           in the case of the LLC Interests, Permitted Encumbrances shall only mean (a) any state and federal securities laws restrictions, (b) any restrictions contained in the Organizational Documents of NewCo (as they exist currently) and (c) the matters described in clause (ii) of this definition; and

(vi)          any other items set forth on Section 11.1(j) of the Isle Disclosure Letter

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Post-Closing Access” has the meaning set forth in Section 6.19(a).

“Pre-Closing Claims” means, subject in all respects to Section 10.1, any claim filed against a Buyer Indemnified Party by any third party (i.e., any Person not a party to this Agreement and not affiliated with any party to this Agreement) to the extent arising out of the ownership and operation of NewCo prior to the Closing, including the litigation and claims listed in Section 11.1(k) of the Isle Disclosure Letter, and specifically excluding (i) any Liability arising out of, resulting from or relating to any act or omission of Buyer or any of its Affiliates and (ii) any litigation or claim arising out of, resulting from, relating to or challenging this Agreement or any of the transactions contemplated hereby.

“Pre-Closing Statement” has the meaning set forth in Section 2.3(a).

“Pre-Closing Tax Period” shall mean any (i) Tax period ending on or before the close of business on the Closing Date and (ii) in the case of any Straddle Period, the portion of such period up to and including the close of business on the Closing Date.

“Pre-Closing Terminated Lease” has the meaning set forth in Section 6.1(d).

“Prepaids” means all prepaid items and expenses, deferred charges, advance payments, deposits, rights of offset, credits, claims for refunds and similar items of Company or NewCo in respect of the operation of the business conducted at the Hotel Property.

“Property Taxes” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Allocation” has the meaning set forth in Section 6.8(f).

“Related Person” means, with respect to any Person, any director, officer, manager, general partner, investor, owner or trustee of such Person or other Person that controls or otherwise holds a direct interest in such Person; provided, however, that as to any Person that is publicly held, the term shall only include such controlling Persons whose holdings are required to be, and are, publicly reported.

“Release” means any release (whether threatened or actual), migration, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaking, dumping or disposing into the environment or the workplace of any Hazardous Material, and otherwise as defined in any Environmental Laws.

“Representative” of a Person means any of such Person’s directors, officers, members, managers, employees, agents and representatives.

“Required Releases” has the meaning set forth in Section 3.2(i).

“Restricted Employees” has the meaning set forth in Section 6.14(b).

“Restricted Period” has the meaning set forth in Section 6.14(b).

“Restructuring Transactions” means those transactions contemplated by Section 1.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Insurance Policies” has the meaning set forth in Section 6.10(a).

“South Canal Partnership Warehouse” means the warehouse building and property leased to Company pursuant to that certain Lease Agreement, dated as of August 31, 2006, by and between South Canal Partnership and Isle of Capri-Natchez, Inc.

“Straddle Period” has the meaning set forth in Section 2.4(b)(i).

“Subject Leases” means the real property leases set forth on Section 11.1(m) of the Isle Disclosure Letter.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) more than fifty percent (50%) of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax Claim” has the meaning set forth in Section 6.8(c)(i).

“Tax Return” means any return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension or other filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes.

“Taxing Authority” means any Governmental Entity, or any subdivision, agency, commission or authority thereof, having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.5.

“Third Party Consents” means any Governmental Approvals and any required consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any third parties, including those described in Section 4.4 or the Isle Disclosure Letter.

“Threshold” has the meaning set forth in Section 9.7(a).

“Transfer Taxes” has the meaning set forth in Section 6.8(e).

“Transferee Liability” has the meaning set forth in Section 6.8(c)(iv).

“Vessel” means that certain vessel known as “Lady Luck 1”, official number 519502.

“Vessel Equipment” means all tangible assets and personal property of Parent or Company that are located on the Vessel, including machinery, equipment (including gaming equipment and devices), slot machines, gaming tables, tools, spare parts, transportation equipment, operating supplies, furniture and office equipment, fixtures, furnishings, artwork, utensils for kitchens, bars and restaurants, laundries, public rooms, hall and lobby equipment, heating, ventilating and air-conditioning systems, plumbing, electrical and refrigerating systems, elevators, escalators, communication and security plants or systems with appurtenant fixtures, uniforms, telephone systems, telecopiers, photocopiers and computer hardware.

“WARN Act” means the Worker Adjustment Retraining and Notification Act.

Section 11.2       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)   This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within such State, without regard to the conflicts or choice of laws principles or any other Law that would make the Laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b)   Except as provided in Section 6.20, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.2(C).

Section 11.3       Notices.  Any notice, demand or communication to be given hereunder shall be in writing and shall be deemed given:  (a) when received if given in person or by courier; (b) on the date of transmission if sent by e-mail or other wire transmission (receipt confirmed); and (c) if sent by an internationally recognized overnight delivery service, the next Business Day following the date given to such overnight delivery service (specified for overnight delivery).  All notices, demands and communications shall be addressed as follows:

(a)   if to Buyer or Buyer Guarantor or NewCo (after the Closing), to:

Casino Holding Investment Partners, LLC

C/O Magnolia Bluffs Casino

512 Main Street

Natchez, MS 39120

Attention:  President

with a copy (which shall not constitute notice) to:

Jones Walker LLP

190 East Capitol Street, Suite 800

Jackson, MS 39201

Attention:  Christopher S. Pace

cpace@joneswalker.com

(b)   if to Parent or Company or NewCo (prior to the Closing), to:

Isle of Capri Casinos, Inc.

600 Emerson Road

Suite 300

Saint Louis, MO 63141

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606
Attention:  Christian W. Fabian

Section 11.4         Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement and the Isle Disclosure Letter, as applicable, unless otherwise indicated.  All Exhibits, Schedules of this Agreement and the Isle Disclosure Letter are incorporated herein by reference.  References to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  Each of Buyer, Parent, Company and NewCo will sometimes be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).  Reference to any Law means such Law as amended (in whole or in part) and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

Section 11.5         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other party; provided, however, nothing herein should limit or restrict or prevent Parent from engaging in any Parent Matter.  Notwithstanding anything to the contrary contained in this Section 11.5,  Parent and Company each acknowledge and agree that this Agreement and the rights of Buyer and Newco hereunder have been pledged as collateral security to the Financing Sources as of the date hereof.  Except for said collateral assignment to Buyer’s Financing Sources, any purported assignment in violation of this Section 11.5 shall be void.

Section 11.6         Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Parent; provided, that (a) any amendment of Section 6.20, Section 9.9(b) and Section 11.2 shall require written consent from Buyer’s Financing Sources and (b) any amendment of Section 11.5, this Section 11.6 or Section 11.9 that is adverse to Buyer’s Financing Sources shall also require written consent from the Buyer’s Financing Sources.

Section 11.7         Counterparts.  This Agreement may be executed by facsimile, PDF and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.8         Severability.  This Agreement shall be deemed severable; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 11.9         Parties of Interest, No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Buyer’s Financing Sources are intended third party beneficiaries of Section 6.20, Section 9.9(b), Section 11.5, Section 11.6 and this Section 11.9.

Section 11.10       Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Isle Disclosure Letter and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, that the Confidentiality Agreements shall remain in full force and effect after the Closing; provided further, that Buyer and NewCo hereby expressly agree to be bound by the terms of the Confidentially Agreement, it being understood and agreement that any Information (as defined in the Confidentiality Agreements) concerning Parent or its Affiliates (other than NewCo) shall be deemed to be Information of Parent.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement (as qualified by the Isle Disclosure Letter), neither Parent, Company, NewCo nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 11.11       Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.12       Other Properties.  Buyer agrees and acknowledges that in addition to owning and operating the Casino and Hotel Property, Parent and/or Affiliates of Parent operate certain other hotel and casino properties and own certain other assets that are not located at, and not used exclusively for the operation of the business located at, the Hotel Property.  Except as otherwise set forth in this Agreement, the parties agree that: (a) Parent and/or Company is not making any representations or warranties with respect to any such properties or assets; (b) Parent and/or Company is not assigning or transferring to Buyer any right, title or interest in, to or under any such assets or properties; and (c) none of such assets or properties shall be subject to any restrictions by virtue of this Agreement.

Section 11.13       Extension, Waiver.  At any time prior to the Closing, Buyer, Parent and Company may, to the extent legally allowed (a) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 11.14       Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

Section 11.15       Specific Performance.  Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Section 7.1 and Section 7.2 to Buyer’s obligation to effect the Closing (other than those conditions that may only be satisfied or are reasonably capable of being satisfied on the Closing Date, provided that such conditions are capable of being satisfied, and those conditions not satisfied due to a material breach by Parent, Company and/or NewCo under this Agreement) have been satisfied on or prior to the Outside Date, or have been waived in whole or in part by Buyer prior to the Outside Date, and Buyer fails to effect the Closing in breach of its obligations hereunder, then (i) Company shall have been caused irreparable harm, (ii) money damages will be inadequate to remedy such harm, and (iii) Company shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Buyer of the terms of this Agreement (including Section 6.17) and requiring Buyer to enforce the terms of its Financing and any alternative financing.  Buyer hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of its obligations (including, for the avoidance of doubt, the obligations pursuant to Section 6.4(b)) and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof (including, for the avoidance of doubt, the obligations pursuant to Section 6.4(b)), in addition to any other rights or remedies available hereunder or at law or in equity.

Section 11.16       Attorney’s Fees.  In the event that either party must retain the services of an attorney to enforce this Agreement, the prevailing party in any such litigation as determined by a court of competent jurisdiction shall be entitled to recover from the non-prevailing party its reasonable attorney’s fees and costs of incurred in connection therewith.

Section 11.17       Conflicts and Privilege.  Buyer, Parent, Company and NewCo agree that notwithstanding any current or prior representation of Parent and/or its Affiliates by Mayer Brown LLP (“MB”), MB will be allowed to represent Parent or any of its Affiliates (which will no longer include NewCo after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyer and its Affiliates (including, after the Closing, NewCo) that either is existing on the date hereof or that arises in the future and in each case relates to this Agreement, and Buyer does hereby, and agrees with respect thereto to cause its Affiliates (including, after the Closing, NewCo) to, (a) waive any claim they have or may have that MB has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (on the one hand) and Parent or any of its Affiliates (on the other hand), MB may represent Parent or such Affiliate in such dispute even though the interests of Parent or such Affiliate may be directly adverse to Buyer or its Affiliates (including NewCo) and even though MB may be handling ongoing matters for Buyer or NewCo.  Buyer further agrees, and agrees to cause its Affiliates (including, after the Closing, NewCo; provided, however, that MB shall be permitted to represent NewCo pursuant to the terms of Section 9.6 of this Agreement) to agree, that, as to all privileged communications between or among MB and Parent and any of its Affiliates (including, prior to the Closing, NewCo) that relate in any way to this Agreement, the transactions contemplated herby, the Isle Excluded Assets or the Isle Excluded Obligations or NewCo, its Affiliates or any of their respective operations for the period ending at the Closing, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, Parent and will not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, NewCo). Accordingly, none of Buyer or its Affiliates (including NewCo) will have access to such communications from and after the Closing.  Notwithstanding the foregoing in this Section 11.17, if a dispute arises between Buyer or its Affiliates (including NewCo) and a third party other than a party to this Agreement or its Affiliates after the Closing, NewCo may assert the attorney-client privilege to prevent disclosure of confidential communications by MB to such unaffiliated third party; provided, however, that NewCo may not waive such privilege without the prior written consent of Parent.  This Section 11.17 will be irrevocable, and no term of this Section 11.17 may be amended, waived, or modified, without the prior written consent of Parent and Buyer.

Section 11.18       Parent Guarantee.  Parent hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 11.18) the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Company under this Agreement and any other agreements contemplated hereby (the “Company Obligations”).  The Company Obligations may be enforced by Buyer against Parent without any requirement that Buyer first exercise its rights against Company.  In determining when payment, performance or discharge of obligation by Parent is due, and the amount thereof, Parent may assert any defenses or limitations to such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and setoffs that Parent or Company may have under this Agreement.  Parent’s obligations under this Section 11.18 shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected by, any circumstance or condition whatsoever (whether or not Parent shall have any knowledge thereof) except as may be expressly set forth herein.  Parent hereby waives each of the following:  (i) notice of acceptance of the Company Obligations or of the existence or creation of all or any of the Company Obligations; (ii) presentment, demand, protest or notice of dishonor, nonpayment or other default with respect to any of the Company Obligations and all other notices whatsoever (except for notices to be provided to Company, Parent and its counsel in accordance with this Agreement or applicable Law); (iii) any requirement that Buyer institute suit or otherwise exhaust its rights or remedies against Company or against any other Person prior to enforcing any rights they have hereunder or otherwise against Parent; and (iv) all suretyship defenses generally (other than defenses to the payment of the obligations that are available to Parent or Company under this Agreement).  Nothing contained in this Section 11.18 shall limit Parent’s ability to assert as a defense to any claim any defense that would be available to Company if the claim were asserted directly against Company.  This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Section 11.18 constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

Section 11.19       Buyer Guarantee.  Buyer Guarantor hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 11.19) the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Buyer under this Agreement and any other agreements contemplated hereby (the “Buyer Obligations”).  The Buyer Obligations may be enforced by Parent and/or Company against Buyer Guarantor without any requirement that Parent and/or Company first exercise their rights against Buyer.  In determining when payment, performance or discharge of obligation by Buyer Guarantor is due, and the amount thereof, Buyer Guarantor may assert any defenses or limitations to such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and setoffs that Buyer Guarantor or Buyer may have under this Agreement.  Buyer Guarantor’s obligations under this Section 11.19 shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected by, any circumstance or condition whatsoever (whether or not Buyer Guarantor shall have any knowledge thereof) except as may be expressly set forth herein.  Buyer Guarantor hereby waives each of the following:  (i) notice of acceptance of the Buyer Obligations or of the existence or creation of all or any of the Buyer Obligations; (ii) presentment, demand, protest or notice of dishonor, nonpayment or other default with respect to any of the Buyer Obligations and all other notices whatsoever (except for notices to be provided to Buyer, Buyer Guarantor and its counsel in accordance with this Agreement or applicable Law); (iii) any requirement that Parent and/or Company institute suit or otherwise exhaust its rights or remedies against Buyer or against any other Person prior to enforcing any rights they have hereunder or otherwise against Buyer Guarantor; and (iv) all suretyship defenses generally (other than defenses to the payment of the obligations that are available to Buyer Guarantor or Buyer under this Agreement).  Nothing contained in this Section 11.19 shall limit Buyer Guarantor’s ability to assert as a defense to any claim any defense that would be available to Buyer if the claim were asserted directly against Buyer.  This Agreement has been duly executed and delivered by Buyer Guarantor, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Section 11.19 constitutes the valid and binding obligation of Buyer Guarantor, enforceable against Buyer Guarantor in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Eric L. Hausler
Name:	Eric L. Hausler
Title:	Chief Financial Officer

IOC-NATCHEZ, INC.

By:	/s/ Eric L. Hausler
Name:	Eric L. Hausler
Title:	Chief Financial Officer

IOC-NATCHEZ SUB, LLC

By:	/s/ Eric L. Hausler
Name:	Eric L. Hausler
Title:	Chief Financial Officer

CASINO HOLDING INVESTMENT PARTNERS, LLC

By:	/s/ Kevin Preston
Name:	Kevin Preston
Title:	President

NATCHEZ CASINO OPCO, LLC

By:	/s/ Kevin Preston
Name:	Kevin Preston
Title:	President